Exhibit 10.3

[***] Represents material that has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

TECHNOLOGY TRANSFER AND SUPPLY AGREEMENT

This TECHNOLOGY TRANSFER AND SUPPLY AGREEMENT (this “AGREEMENT”) is made as of _________ __, 2013 by and between PROTALIX LTD., a limited liability company incorporated under the laws of Israel with offices located at 2 Snunit Street, Science Park, P.O.B 455, Carmiel 20100, Israel (“PROTALIX”), and FUNDAÇÃO OSWALDO CRUZ, an agency of the Brazilian Ministry of Health organized under the laws of Brazil, including its manufacturing unit “BIO-MANGUINHOS”, with registered offices at Avenida Brasil, 4365, Manguinhos, Rio de Janeiro, RJ, Cep 21045-900, Brazil, CGC NI 33.781.055/0001-35, represented by its President, Dr. PAULO ERNANI GADELHA VIEIRA, hereinafter collectively referred to as "FIOCRUZ". For the purposes of this AGREEMENT, PROTALIX and FIOCRUZ each are referred to as a “PARTY” and collectively as the “PARTIES”.

WHEREAS, PROTALIX owns or otherwise controls certain patents, patent applications, technology, know-how and scientific and technical information relating to an enzyme replacement therapy for the treatment of Gaucher Disease; and

WHEREAS, FIOCRUZ is a foundation affiliated with the Ministry of Health of the Brazilian Government and is a manufacturer of vaccines predominantly for the Brazil National Program of Immunization (“NPI”) which owns, controls and operates Bio-Manguinhos;

WHEREAS, FIOCRUZ desires to obtain from PROTALIX, and PROTALIX desires to provide to FIOCRUZ, (i) the necessary rights and technical assistance and information, in various stages, to enable FIOCRUZ to MANUFACTURE and supply the Product in the Territory (as defined below), and (ii) the SUPPLIED MATERIALS (as defined below), pursuant to and in accordance with the terms of this AGREEMENT.

NOW, THEREFORE, in consideration of the premises, and the mutual covenants and agreements set forth herein, the PARTIES hereby agree as follows:

ARTICLE 1. DEFINITIONS

1.1	For purposes of this AGREEMENT, the following terms shall have the meaning ascribed to such term herein:

[***]

“ADVISORY COMMITTEE” shall mean the committee organized and acting pursuant to Article 5.5 which shall have the overall responsibility for advising on and monitoring the implementation of the TECHNOLOGY TRANSFER up to and including the first successful production of the FINAL PRODUCT for commercial sale, pursuant to and in accordance with the terms and conditions of this AGREEMENT.

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“AFFILIATE” means any entity directly or indirectly controlled by, controlling, or under common control with, a PARTY to this AGREEMENT, but only for so long as such control shall continue. For purposes of this definition, Article 12.3(d) and Article 20.6 only, “control” (including, with correlative meanings, “controlled by”, “controlling” and “under common control with”) means (a) possession, direct or indirect, of the power to direct or cause direction of the management or policies of an entity (whether through ownership of securities or other ownership interests, by contract or otherwise), or (b) beneficial ownership of at least 50% of the voting securities or other ownership interest (whether directly or pursuant to any option, warrant or other similar arrangement) or other comparable equity interests of an entity, it being understood and agreed that for purposes of clause (a), neither ownership of voting securities or other ownership interests of an entity nor membership or representation on (if less than half of the members of) an entity’s board of directors shall, by themselves, be presumed to constitute the power to direct or cause direction of the management or policies of such entity. With respect to the grant of license or other rights by PROTALIX hereunder, “AFFILIATE” shall exclude any Third PARTY that becomes an Affiliate due to such Third PARTY’s acquisition of PROTALIX or any other Person with an ownership interest in PROTALIX.

“ANVISA” means the National Sanitary Surveillance Agency of the Brazilian Government (or any successor or replacement agency that has the authority to grant the necessary GOVERNMENTAL APPROVALS).

“BULK PRODUCT” means the DRUG SUBSTANCE component of a PRODUCT in liquid or frozen form.

“BUSINESS DAY” means a day other than a Saturday, Sunday, or bank or other public holiday in Brazil and/or Israel.

"CELL BANK" means a cell bank of vials with carrot cells producing taliglucerase alfa with information on its characterization and release, as well as information on its origin, plasmid, nature and sequence of the gene used, that is able to provide a sufficient number of vials for the production of the PRODUCT for a period time not less than 20 years.

“CERTIFICATE OF ACCEPTANCE” means a certificate in the form attached hereto as Appendix III, executed by PROTALIX and FIOCRUZ to confirm the COMPLETION of each STAGE.

“CHALLENGE” shall have the meaning ascribed to such term in Article 4.8.

“COMMERCIALIZATION” means the marketing, distribution, offering for sale, selling and importation of the PRODUCTS. When used as a verb, “Commercialize” means to engage in Commercialization.

“COMPOUND” means (a) a plant cell expressed recombinant Glucocerebrosidase enzyme having the sequence set forth in Exhibit A to this AGREEMENT, and (b) any analogs, derivatives and variants thereof.

“COMPLETION” means the completion of a STAGE after achieving the COMPLETION REQUIREMENTS of such STAGE, as confirmed by the ADVISORY COMMITTEE and the execution of the CERTIFICATE OF ACCEPTANCE by FIOCRUZ and PROTALIX, evidencing such completion.

“COMPLETION REQUIREMENTS” mean, in relation to each STAGE and the TECHNOLOGY TRANSFER as a whole, the corresponding requirements established in Article 5.2 and Appendix II for advancement to the next STAGE.

“CONFIDENTIAL INFORMATION” shall have the meaning ascribed to such term in Article 11.1.

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“CONTROL” or “CONTROLLED” means, with respect to any compound, material, Technology, or intellectual property right, that a PARTY owns or has a license to use, commercialize, manufacture, market, distribute or sell, and has the ability to grant to the other PARTY access and/or a license or a sublicense (as applicable under this AGREEMENT) to such compound, material, Technology, or intellectual property right as provided for herein without violating (a) the terms of any agreement or other arrangements with any Third PARTY existing before or after the EXECUTION Date or (b) any LAW applicable to such license or sublicense.

“DISCLOSING PARTY” shall have the meaning ascribed to such term in Article 11.1.

“DRUG SUBSTANCE” means the Compound component of a pharmaceutical drug product.

“EFFECTIVE DATE” shall have the meaning ascribed to such term in Article 3.1.

“EXECUTION DATE” means the date on which the last PARTY signs this AGREEMENT so as to make it signed by each of the PARTIES.

“FACILITIES” means the facilities of FIOCRUZ in BIO-MANGUINHOS related to the PRODUCT, including the primary production facility, the secondary facilities and the quality control laboratories to be adequated or built and validated, maintained and operated by FIOCRUZ, solely, for each STAGE, after receipt by FIOCRUZ of written approval of PROTALIX following a full inspection of such facility to ensure such facility is acceptable for the purpose contemplated hereunder for such STAGE.

“FIELD” means enzyme replacement therapy for the treatment of Gaucher Disease for the approved indications, dosage forms and strengths.

“FILL/FINISH” means (a) formulating the Product using Drug Substance and required excipients, (b) filling the Product into vials, (c) lyophilization of the Drug Substance for incorporation into the Product, and (d) testing, including ongoing stability testing, and release of the Product. For the avoidance of doubt, Fill/Finish shall not include any activities included in the definition of Labeling and Packaging.

“FINAL PRODUCT” shall mean PRODUCT produced entirely by FIOCRUZ at the FACILITIES from the CELL BANK.

“FINISHED PACKAGED PRODUCT” means the PRODUCT that has undergone FILL/FINISH and LABELING AND PACKAGING to be supplied by PROTALIX to FIOCRUZ until the registration of PRODUCT 2 by ANVISA in PROTALIX's or FIOCRUZ's name.

“FORCE MAJEURE EVENT” shall have the meaning ascribed to such term in Article 20.1.

“FORECAST” shall have the meaning ascribed to such term in Article 6.2.1.

“GOOD MANUFACTURING PRACTICES” or “GMP” means all applicable Good Manufacturing Practices including, (a) the applicable part of quality assurance to ensure that products are consistently produced and controlled in accordance with the quality standards appropriate for their intended use, as defined in ANVISA RDC 17 and RDC 66-07 laying down the principals and guidelines of good manufacturing practice, (b) WHO GMP guidelines, and (c) the equivalent Laws in any relevant country or other sovereign entity in which PRODUCT is marketed, manufactured, distributed, offered for sale, sold or imported by or on behalf of FIOCRUZ, each as may be amended and applicable from time to time.

“GOVERNMENTAL AUTHORITY” means any court, agency, department, authority or other instrumentality of any national, state, country, city or other political subdivision.

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“GOVERNMENTAL APPROVAL” means the authorizations and approvals (including regulatory and pricing approvals) of a Governmental Authority that are necessary for the TECHNOLOGY TRANSFER, or the COMMERCIALIZATION, MANUFACTURE, use or exploitation of the SUPPLIED MATERIALS, COMPOUND, DRUG SUBSTANCE or PRODUCTS in the TERRITORY.

“GOVERNMENT OFFICIAL” shall have the meaning ascribed to such term in Article 17.2(f).

“IMPROVEMENT” means any enhancements to the Protalix Technology enabling superior productivity, therapeutic activity, feasibility, profitability and/or improvement of the production processes included in the Protalix Technology.

“INDEMNIFIED PARTY” shall have the meaning ascribed to such term in Article 16.3.

“INDEMNIFYING PARTY” shall have the meaning ascribed to such term in Article 16.3.

"INITIAL FORECAST" shall have the meaning ascribed to such term in Article 6.2.1.

“INPI” means the Brazilian National Institute of Industrial Property.

“LABELING AND PACKAGING” means the final product labeling and packaging of the Product as intended for commercial distribution and sale of such PRODUCT to THIRD PARTIES in the TERRITORY, including insertion of materials such as patient inserts, patient medication guides, professional inserts and any other written, printed or graphic materials accompanying the Product.

“LAWS” means all laws, statutes, rules, regulations, codes, administrative or judicial orders, judgments, decrees, injunctions and/or ordinances of any Governmental Authority, and other legal requirements of any kind, whether currently in existence or hereafter promulgated, enacted, adopted or amended.

“LOSSES” means any and all damages (including all incidental, consequential, statutory and treble damages), awards, deficiencies, settlement amounts, defaults, assessments, fines, dues, penalties, costs, fees (including reasonable attorney fees), liabilities, obligations, taxes, liens, losses and expenses, including those incurred by or awarded to Third PARTIES with respect to a Third PARTY Claim by reason of any judgment, order, decree, stipulation or injunction, or any settlement entered into, and all other documented costs and expenses incurred in investigating, preparing or defending any Third PARTY Claim litigation or proceeding, commenced or threatened, or in complying with any judgments, orders, decrees, stipulations and injunctions (including court costs, interest and reasonable fees of attorneys, accountants and other experts).

“MANUFACTURE” or “MANUFACTURING” means all activities related to the manufacturing of the COMPOUND, Drug Substance or ProductS, and/or any ingredient thereof, including manufacturing for commercial sale, in-process and finished product testing, Fill/Finish, Labeling and Packaging, release of product, quality assurance activities related to manufacturing and release of product and ongoing stability tests and regulatory activities related to any of the foregoing.

“NAKED VIALS” means unlabelled vials [***] of PRODUCT that have undergone FILL/FINISH.

“NET SALES” means the gross receipts of all sales of FINAL PRODUCT by or on behalf of FIOCRUZ, less any sales taxes actually incurred and paid by FIOCRUZ and reasonable out-of-pocket costs of transportation insurance and transportation for such FINAL PRODUCT actually incurred and paid by FIOCRUZ. A Royalty Payment obligation shall accrue upon the receipt of payment for such FINAL Product.

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[***]

"OCS" means the Office of the Chief Scientist of the Israeli Ministry of Trade, Industry and Labor.

“ORAL FORMULATION” means an oral formulation of a drug product for the treatment of Gaucher Disease which contains any Compound as the active pharmaceutical ingredient.

“PATENT APPLICATION” means any application for a Patent.

“PATENT RIGHTS” means Patents and Patent Applications.

“PATENTS” means issued patents, whether domestic or foreign, including issued patents granted with respect to all continuations, continuations-in-part, divisions, provisionals and renewals, patents of addition, supplementary protection certificates, registration or confirmation patents and all reissues, re-examination and extensions thereof.

“PERMITS” means all approvals, authorizations, stamps, registrations, clearances, consents, licenses, permits, certificates, or regulatory approvals of any Governmental Authority.

“PERSON” means an individual, corporation, partnership, company, joint venture, unincorporated organization, limited liability company or partnership, sole proprietorship, association, bank, trust company or trust, whether or not legal entities, or any Governmental Authority.

“PHARMACOVIGILANCE AGREEMENT” means the PHARMACOVIGILANCE Agreement(s) set forth as Appendix VIII, between PROTALIX and FIOCRUZ.

“PRICE” means the price to be charged by PROTALIX for SUPPLIED MATERIAL manufactured and supplied hereunder as delivered to FIOCRUZ, and which price is set forth in Article 6, herein.

“PRODUCT” means the pharmaceutical product plant cell expressed recombinant Glucocerebrosidase in any finished dosage form of a drug product that contains Drug Substance (excluding any ORAL FORMULATION), which is the object of the TECHNOLOGY TRANSFER under this AGREEMENT, and, as used in this AGREEMENT, refers to any one of PRODUCT 1, PRODUCT 2, PRODUCT 3 and FINAL PRODUCT (and PRODUCTS, as used in this AGREEMENT, refers to all of PRODUCT 1, PRODUCT 2, PRODUCT 3 and FINAL PRODUCT).

“PRODUCT 1” shall mean the FINISHED PACKAGED PRODUCT supplied to FIOCRUZ by PROTALIX.

"PRODUCT 2" shall mean PRODUCT LABELED AND PACKAGED by FIOCRUZ at the FACILITIES from NAKED VIALS supplied to FIOCRUZ by PROTALIX.

“PRODUCT 3” shall mean PRODUCT FILLED/FINISHED and LABELED AND PACKAGED by FIOCRUZ at the FACILITIES from BULK PRODUCT supplied to FIOCRUZ by PROTALIX.

“PRODUCT MARKS” means the names and marks on the labeling and packaging of the FINISHED PACKAGED PRODUCTS supplied to FIOCRUZ hereunder by PROTALIX.

“PROTALIX PATENT RIGHTS” means all Patent Rights owned by PROTALIX or otherwise Controlled by PROTALIX as of the EFFECTIVE DATE or at any time during the Term that claim the composition of matter, MANUFACTURE or use of the Compound, Drug Substance or a drug product that contains Drug Substance, including the Patent Rights listed in Exhibit B.

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“PROTALIX TECHNOLOGY” means any Technology possessed or otherwise Controlled by PROTALIX as of the EFFECTIVE DATE or at any time during Term 1 that is necessary for the MANUFACTURE of the PRODUCTS as MANUFACTURED by, on behalf of, or under license from, PROTALIX as of the EFFECTIVE DATE.

“PURCHASE ORDER” means a firm purchase order in written or electronic form submitted by FIOCRUZ in accordance with the terms of this Agreement to PROTALIX authorizing the manufacture and supply of SUPPLIED MATERIAL.

“RATE” shall have the meaning ascribed to such term in Article 9.4.

“RECIPIENT” shall have the meaning ascribed to such term in Article 11.1.

“REPORTING PERIOD” shall have the meaning ascribed to such term in Article 9.2.

“ROYALTY PAYMENTS” shall have the meaning ascribed to such term in Article 9.1.

“SPECIFICATIONS” means the specifications of the Drug Substance, PRODUCTS, and SUPPLIED MATERIALS designated by PROTALIX, as initially set forth in Appendix I, which may be updated from time to time by PROTALIX, including with respect to MANUFACTURING (including standard operating procedures for manufacturing), performance, quality control, release, and fill/finish specifications.

“STAGES” shall have the meaning ascribed to such term in Article 5.1.2.

“SUPPLIED MATERIALS” means the FINISHED PACKAGED PRODUCT, Naked Vials, Bulk Product and any other materials supplied to FIOCRUZ by PROTALIX for the MANUFACTURE and/or COMMERCIALIZATION by FIOCRUZ of PRODUCTS in the TERRITORY for the FIELD in accordance with this AGREEMENT.

“TECHNOLOGY” means all materials, technology, data, results and non-public technical, scientific and clinical information, in any tangible or intangible form, including know-how, expertise, trade secrets, practices, techniques, methods, processes, developments, specifications, formulations, formulae, and any intellectual property rights embodying any of the foregoing, but excluding any Patent Rights.

“TECHNOLOGY TRANSFER” means the provision to FIOCRUZ of the data and information comprising the Protalix Technology and the non-exclusive, non-transferable rights to use the Protalix Technology in the TERRITORY granted to FIOCRUZ hereunder), reasonably necessary to produce the PRODUCT, to be implemented in various stages as described in Article 5.2 and Appendix II of this AGREEMENT, for the sole purpose of enabling FIOCRUZ to MANUFACTURE the ProductS for sale within the Territory for the FIELD, and all data and documentation in PROTALIX's possession or control reasonably necessary for FIOCRUZ to obtain registration of the PRODUCTS by ANVISA, in accordance with and subject to the terms and conditions hereof.

“TERM” shall mean "TERM 1" and "TERM 2", and such terms shall have the meanings ascribed to such terms in Articles 12.1 and 12.2, respectively.

“THIRD PARTY” means any Person other than PROTALIX, FIOCRUZ or any of their respective Affiliates.

“THIRD PARTY CLAIM” shall have the meaning ascribed to such term in Article 16.3.

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“THIRD PARTY LICENSE” means each license agreement between PROTALIX and a THIRD PARTY pursuant to which or from which PROTALIX obtains a license to PROTALIX TECHNOLOGY or PROTALIX PATENT RIGHTS.

“TERRITORY” means Brazil.

1.2	Except where expressly stated otherwise in this AGREEMENT, the following rules of interpretation apply to this AGREEMENT: (a) “include”, “includes” and “including” are not limiting and mean include, includes and including, without limitation; (b) definitions contained in this AGREEMENT are applicable to the singular as well as the plural forms of such terms; (c) references to an agreement, statute or instrument mean such agreement, statute or instrument as from time to time amended, modified or supplemented; (d) references to a Person are also to its permitted successors and assigns; (e) references to an “Article”, “Section”, “Exhibit”, “Appendix” or “Schedule” refer to an Article or Section of, or any Exhibit, Appendix or Schedule to, this AGREEMENT unless otherwise indicated; (f) the word “will” shall be construed to have the same meaning and effect as the word “shall”; and (g) the word “any” shall mean “any and all” unless otherwise indicated by context.

ARTICLE 2. AGREEMENT PURPOSE AND SCOPE

2.1	The primary purpose and scope of this AGREEMENT is the TECHNOLOGY TRANSFER from PROTALIX to FIOCRUZ in order to enable FIOCRUZ to produce and supply PRODUCTS in the TERRITORY for the FIELD, as follows:

(i)	during the TECHNOLOGY TRANSFER, the sale and supply exclusively by PROTALIX to FIOCRUZ of the SUPPLIED MATERIALS for the purpose of FIOCRUZ manufacturing PRODUCTS in accordance with the STAGES and the provisions of Articles 5 and 6 in such quantities as provided herein, in order to satisfy the requirements of the Brazilian MOH for plant cell expressed recombinant Glucocerebrosidase during the period of the TECHNOLOGY TRANSFER and until registration of the FINAL PRODUCT by ANVISA in FIOCRUZ's name. For the avoidance of doubt, subject to Section 4.8, sales by FIOCRUZ outside of Brazil will only apply to FINAL PRODUCT and shall only take place after full completion of the TECHNOLOGY TRANSFER and in accordance with the terms and conditions of this AGREEMENT;

(ii)	the supply of all of the, documentation and technical information reasonably necessary for the manufacturing and releasing of the PRODUCTS;

(iii)	a non-exclusive, non-transferable and non-sublicensable license of Protalix Patent Rights in the TERRITORY for the term of such PATENTS in the TERRITORY, subject to the terms and conditions of this AGREEMENT; and

(iv)	the provision of TECHNICAL ASSISTANCE by PROTALIX to FIOCRUZ.

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ARTICLE 3. CONDITIONS PRECEDENT

3.1	This AGREEMENT shall become effective upon the last to occur of (a) the date of written notification by either PARTY to the other PARTY of approval by INPI of this AGREEMENT, (b) the date of written notification by either PARTY to the other PARTY of approval by OCS of this AGREEMENT, and (c) registration of the Product by ANVISA in the name of PROTALIX or, along with Laboratórios Pfizer Ltda.'s approval to import the PRODUCT into Brazil set forth on Appendix V, in the name of Laboratórios Pfizer Ltda. (the later of (a), (b) and (c), the “EFFECTIVE DATE”). If for any reason the supply of the FINISHED PACKAGED PRODUCT by PROTALIX to FIOCRUZ becomes prohibited under Brazilian LAW, notwithstanding anything to the contrary herein, PROTALIX shall not be required to supply such FINISHED PACKAGED PRODUCT for so long as such supply is prohibited and FIOCRUZ shall pay for any FINISHED PACKAGED PRODUCT already shipped to FIOCRUZ pursuant to the terms of this Agreement.

3.2	FIOCRUZ shall, at its sole cost and expense, submit this AGREEMENT to the INPI for approval and recordation (and take all other actions reasonably necessary to obtain such approval and recordation) promptly following the EXECUTION DATE and shall promptly notify PROTALIX of the approval and recordation of this AGREEMENT by INPI. PROTALIX shall, at its sole cost and expense, submit this AGREEMENT to the OCS for approval (and take all other actions reasonably necessary to obtain such approval) promptly following the EXECUTION DATE and shall promptly notify FIOCRUZ of the approval of this AGREEMENT by OCS.

ARTICLE 4. GRANT OF RIGHTS

4.1	Subject to the terms and conditions set forth herein, PROTALIX hereby grants to FIOCRUZ (a) the non-exclusive, non-transferable rights, as applicable, to use the Protalix Technology provided to FIOCRUZ hereunder, and (b) the non-exclusive, non-transferable and non-sublicensable license or sublicense, as applicable, under all PROTALIX PATENT RIGHTS in the TERRITORY for the duration of such Patent Rights, solely, with respect to the foregoing (a) and (b), for the purpose of MANUFACTURING PRODUCTS in the FACILITIES, and the COMMERCIALIZATION of such PRODUCTS, for sale within the Territory for the Field, as appropriate for each STAGE, in accordance with this AGREEMENT. Notwithstanding the foregoing, FIOCRUZ’s right to COMMERCIALIZE the PRODUCTS in the TERRITORY for the FIELD shall be exclusive; provided that (x) such right shall become non-exclusive in the event that FIOCRUZ fails to comply with this Article 4.1 or Article 7.2 or is unable to meet demand for the PRODUCTS in the TERRITORY, and (y) shall not be exclusive with respect to any Protalix PATENTS RIGHTS or Protalix Technology that is subject to a THIRD PARTY LICENSE that does not provide PROTALIX the rights to grant exclusive sublicenses thereof. Any sublicense obligations required by a THIRD PARTY LICENSE to be included in a sublicense shall be deemed to be included in this AGREEMENT as obligations of FIOCRUZ [***].

4.2	FIOCRUZ shall not directly or indirectly market, promote, supply, distribute, offer for sale, or sell Products nor any other pharmaceutical product that contains DRUG SUBSTANCE or is derived from Protalix Technology or otherwise use or otherwise exploit the PROTALIX PATENTS RIGHTS, Protalix Technology, or SUPPLIED MATERIALS, in, for or to territories outside the TERRITORY or a field other than the Field, in connection with any other pharmaceutical products, or in any manner other than as expressly permitted hereunder.

4.3	FIOCRUZ shall not, without the prior written consent of PROTALIX directly or indirectly (a) disclose or otherwise make available the Protalix Technology, nor assign, transfer, license, or sublicense any rights obtained by FIOCRUZ hereunder, to any AFFILIATE or THIRD PARTY, (b) use the Protalix Technology for research or development, (c) MANUFACTURE or COMMERCIALIZE ProductS in any facility or plant other than the Facilities or through any unit of FIOCRUZ other than BIO-MANGUINHOS, nor (d) other than for the PRODUCTS, use the PROTALIX PATENTS RIGHTS or Protalix Technology in connection with any pharmaceutical products (including any successor or alternative delivery, presentations or dosing regimens of the Product).

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4.4	During the Term, FIOCRUZ shall not directly or indirectly market, promote, supply, distribute, offer for sale, sell or otherwise exploit any other products that, in PROTALIX’s good faith judgment may compete with the PRODUCT.

4.5	During the Technology Transfer, PROTALIX shall make available to FIOCRUZ all Improvements CONTROLLED by such PARTY that are useful to the MANUFACTURE of the PRODUCTS.

4.6	Except for the licenses and other rights granted to FIOCRUZ herein, all right, title and interest in and to the Protalix Patent Rights and Protalix Technology shall remain solely with PROTALIX and its licensors, as applicable.

4.7	FIOCRUZ hereby covenants and agrees not to, directly or indirectly, commence (or assist any other Person in connection with) any claim, suit, action or other proceeding (including in front of any court or Governmental Authority, including any intellectual property office or registry), that challenges the legality, validity, enforceability, scope or ownership of any PROTALIX Patent Right or PROTALIX TECHNOLOGY (a “CHALLENGE”). If FIOCRUZ directly or indirectly commences (or assists any other Person in connection with) any Challenge, PROTALIX shall (a) have the right to immediately terminate this AGREEMENT by written notice effective upon receipt by FIOCRUZ, and (b) shall be entitled to recover from FIOCRUZ any and all costs and expenses, including reasonable attorneys’ fees and expenses of investigation and defense, incurred by PROTALIX in connection with such Challenge.

4.8	Notwithstanding anything to the contrary herein, following COMPLETION of the TECHNOLOGY TRANSFER, [***].

4.9	For the avoidance of doubt, notwithstanding the license granted hereunder, PROTALIX shall retain its exclusive right in the TERRITORY to partner with patient advocacy groups, and provide patient support and medical education services to health care professionals, during the TERM and thereafter until COMPLETION of the TECHNOLOGY TRANSFER or for so long as PROTALIX continues to supply PRODUCTS to the TERRITORY.

4.10	From time to time throughout the TERM, PROTALIX will provide to FIOCRUZ information regarding the status of its development programs for the ORAL FORMULATION. Upon FIOCRUZ's reasonable request in writing (made no more than once per every twelve month period), PROTALIX agrees to discuss in good faith a possible collaboration with FIOCRUZ, or a license or sale to FIOCRUZ of rights, with respect to the ORAL FORMULATION. Any agreement resulting from such discussions relating to the ORAL FORMULATION (including any rights to be granted with respect to the ORAL FORMULATION) shall be separate and apart from this AGREEMENT. PROTALIX's obligations and FIOCRUZ's rights set forth in this Article 4.10 shall be PROTALIX's sole obligations and FIOCRUZ's sole rights hereunder with respect to the ORAL FORMULATION.

ARTICLE 5. TECHNOLOGY TRANSFER

5.1 General.  The TECHNOLOGY TRANSFER shall commence upon the EFFECTIVE DATE and shall be implemented as set forth in the following chart (and as set forth in this Article 5 and Appendix II):

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Estimated Time Table of Milestones in Product Production and Supply,
as a Result of Technology Transfer As Specified In Appendix II

Stages	Supplied by PROTALIX for PRODUCT supply	FIOCRUZ activity	Stages Quantity
Stage 0 – Immediately after the EFFECTIVE DATE	[***]	[***]	[***]
Stage 1 – Immediately after registration by ANVISA of PRODUCT 2 in FIOCRUZ's name	[***]	[***]	[***]
Stage 2 - After validation of FIOCRUZ new FILL AND FINISH facility	[***]	[***]	[***]
Stage 3 - After construction and validation of FIOCRUZ Plant Cell culturing facility and registration by ANVISA of FINAL PRODUCT in FIOCRUZ's name	[***]	[***]	[***]
TOTAL QUANTITY: [***] vials (or equivalent depending on PRODUCT type)

Note: The FIOCRUZ activity set forth in each STAGE in the above chart (other than STAGE 0) shall only commence following the TECHNOLOGY TRANSFER by PROTALIX for, and the COMPLETION of, the prior STAGE, as set forth in Appendix II (so that FIOCRUZ is able to properly perform such activity). COMMERCIALIZATION of the FINAL PRODUCT shall only occur following COMPLETION of the TECHNOLOGY TRANSFER. During each STAGE, as applicable, PROTALIX shall use commercially reasonable efforts to provide, at FIOCRUZ's cost, any proprietary or non-commercial reagents and standards to FIOCRUZ that are required by FIOCRUZ in connection with its responsibilities for such STAGE, and use commercially reasonable efforts to help FIOCRUZ to become self-sufficient to produce or obtain such materials or reagents on its own.

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5.1.1	Subject to the terms and conditions hereof, PROTALIX shall make available to FIOCRUZ at and for the FACILITIES, on a STAGE by STAGE basis, all Protalix Technology that is necessary for such STAGE and for the related MANUFACTURING, quality control and registration by ANVISA of the PRODUCTS by FIOCRUZ (including or as reasonable necessary for obtaining requisite GOVERNMENTAL APPROVALS) in accordance with this AGREEMENT. All PROTALIX TECHNOLOGY shall be provided in the English language. FIOCRUZ may translate any such documents at its own risk, cost and expense. Notwithstanding anything to the contrary herein, PROTALIX will transfer the PROTALIX TECHNOLOGY relating to [***] as the last step of STAGE 3 of the TECHNOLOGY TRANSFER only following positive completion by FIOCRUZ of clinical trials for the FINAL PRODUCT and registration by ANVISA of the FINAL PRODUCT in FIOCRUZ's name (as well as the other steps of STAGE 3 [***].

5.1.2	The PARTIES hereby agree that the TECHNOLOGY TRANSFER will be implemented in sequential stages (the “STAGES”) as set forth in Article 5.1, Article 5.2 and Appendix II. Each STAGE will take the time required to achieve the COMPLETION of such STAGE as provided by Article 5.2 and Appendix II. The beginning of each STAGE following STAGE 0 will be subject to the achievement of the COMPLETION REQUIREMENTS of the previous STAGE, as specified in Article 5.2 and Appendix II. FIOCRUZ will purchase the quantity of PRODUCTS set forth for each STAGE in the STAGES chart in Section 5.1, in order for COMPLETION of each such STAGE and commencement of the following STAGE (in addition to COMPLETING the other COMPLETION REQUIREMENTS), emphasizing that, notwithstanding anything to the contrary herein, proceeding to the STAGE 3 will only occur with the total purchase by FIOCRUZ of the estimated quantities for the STAGES 0, 1 and 2.

5.1.3	PROTALIX and FIOCRUZ shall each appoint, no later than thirty (30) calendar days after the EXECUTION DATE, its respective Technical Project Managers (whose duties are set forth in Articles 5.3 and 5.4 below) and prepare a coordination plan that will set forth and coordinate the activities of the PARTIES to take place during the period of the TECHNOLOGY TRANSFER. The coordination plan will take into account the contractual obligations of the PARTIES and shall include clauses such as addresses, correspondence, numbers, numbers of copies to be released, scheduling of activities, persons in charge, standards to be used for equipment and construction and other matters required or useful for the successful implementation of the TECHNOLOGY TRANSFER. Each of FIOCRUZ and PROTALIX shall notify the other in writing, at least thirty (30) days prior to replacing any of its Technical Project Managers and, in such case, shall cause both the replaced Technical Project Manager and the replacement Technical Project Manager to work together during a transition term of at least thirty (30) days.

5.1.4	During all STAGES, FIOCRUZ shall, at its own cost and expense, be responsible for (a) obtaining all GOVERNMENTAL APPROVALS required to MANUFACTURE and COMMERCIALIZE the PRODUCTS MANUFACTURED in the FACILITY in the Territory in accordance with the applicable STAGE, and (b) the construction, validation, maintenance and operation of the FACILITIES (including the new lyophilization suite, bioreactor facility and purification suites). FIOCRUZ shall be permitted to conduct any clinical trials approved by ANVISA required to obtain GOVERNMENTAL APPROVALS in the TERRITORY for the PRODUCTS entirely MANUFACTURED by FIOCRUZ at the FACILITY for the FIELD; provided FIOCRUZ provides PROTALIX prior written notice thereof and reasonably consults with PROTALIX upon PROTALIX’s request.

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5.1.5	Notwithstanding Article 5.1.4, and for the avoidance of doubt, (a) FIOCRUZ acknowledges and agrees that PROTALIX shall be permitted to obtain and maintain, and take all actions necessary to obtain and maintain its own GOVERNMENTAL APPROVALS for the PRODUCTS or similar pharmaceutical products in the TERRITORY, and (b) the PARTIES acknowledge and agree that until FIOCRUZ obtains its own GOVERNMENTAL APPROVAL for the ProductS, FIOCRUZ shall COMMERCIALIZE the FINISHED PACKAGED PRODUCT supplied by PROTALIX under the GOVERNMENTAL APPROVALS obtained prior to the Effective Date by PROTALIX for the Territory.

5.1.6	The purchase by and supply to FIOCRUZ of SUPPLIED MATERIALS during each STAGE of TECHNOLOGY TRANSFER shall occur in accordance with Article 6. As part of the TECHNOLOGY TRANSFER, PROTALIX may supply specific SUPPLIED MATERIALS to FIOCRUZ for the sole purpose of testing, validation and training, and for preparation for the following STAGE. FIOCRUZ shall utilize such SUPPLIED MATERIALS solely for such purpose and not for any commercial use.

5.2	STAGEs. The TECHNOLOGY TRANSFER will be implemented in the sequential STAGES set forth in Appendix II, subject to and in accordance with the terms hereof, including Appendix II.

5.3	Responsibilities of PROTALIX. The sole obligations of PROTALIX relating to the TECHNOLOGY TRANSFER are set forth in this Article 5 and FIOCRUZ agrees that PROTALIX shall have no other obligations, express or implied, with respect thereto.

5.3.1	The PROTALIX Project Technical Manager will represent PROTALIX with respect to the implementation of the TECHNOLOGY TRANSFER. The PROTALIX Project Technical Manager will coordinate all activities of PROTALIX in relation to the TECHNOLOGY TRANSFER in cooperation with the FIOCRUZ Project Technical Manager. The PROTALIX Project Technical Manager shall not be responsible for the responsibilities of FIOCRUZ nor for management of FIOCRUZ’s employees or other personnel.

5.3.2	Following [***], in the event that FIOCRUZ's CELL BANK is damaged or otherwise becomes defective, PROTALIX shall utilize its own CELL BANK to provide a new CELL BANK to FIOCRUZ.

5.3.3	All of PROTALIX’s obligations under this Article 5 shall (a) be conditioned on FIOCRUZ’s cooperation in connection therewith and compliance with this AGREEMENT (including fulfillment of its responsibilities set forth in this Article 5), and (b) cease upon Completion of the final STAGE of the TECHNOLOGY TRANSFER.

5.4	Responsibilities of FIOCRUZ

5.4.1	The FIOCRUZ Project Technical Manager will represent FIOCRUZ with respect to the implementation of the TECHNOLOGY TRANSFER. The FIOCRUZ Project Technical Manager of FIOCRUZ will coordinate all activities of FIOCRUZ in relation to the TECHNOLOGY TRANSFER in cooperation with the PROTALIX Project Technical Manager. The FIOCRUZ Project Technical Manager shall not be responsible for the responsibilities of PROTALIX nor for management of PROTALIX’s employees or other personnel.

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5.4.2	[***] in the event that PROTALIX's CELL BANK is damaged or otherwise becomes defective, FIOCRUZ shall utilize its own CELL BANK to provide a new CELL BANK to PROTALIX.

5.4.3	FIOCRUZ shall take all necessary steps to ensure the FACILITY is constructed, maintained and operated in a manner that enables the safe and proper use of the PROTALIX TECHNOLOGY solely for the MANUFACTURE of the PRODUCTS in accordance with this AGREEMENT. FIOCRUZ will be responsible for the construction, validation, maintenance and operation of the FACILITIES during the term of this AGREEMENT and those FACILITIES shall at all times be (a) approved by ANVISA, (b) appropriate and adequate for implementing the then-current STAGE, and (c) in compliance with all the applicable LAWS, SPECIFICATIONS and GMP. The MANUFACTURING, COMMERCIALIZATION and storage operations, procedures and processes used by FIOCRUZ in connection with the MANUFACTURE of PRODUCTS hereunder (including any FACILITY) shall be in full compliance with all applicable SPECIFICATIONS and LAWS, including GMP and health and safety LAWS.

5.4.4	All costs and expenses related to the FACILITIES, including their construction, operation, maintenance and validation, shall be borne by FIOCRUZ. FIOCRUZ shall staff the FACILITIES with qualified personnel to perform all STAGES of the production and operation process and obtain the required GOVERNMENTAL APPROVALS therefor.

5.4.5	Except as otherwise expressly set forth herein, FIOCRUZ shall be responsible for the production and acquisition, at its own cost and expense, of all necessary materials. FIOCRUZ shall be responsible for the ensuring the quality of all such materials, including that such materials meet all requirements of applicable Brazilian LAWS.

5.5	ADVISORY COMMITTEE. PROTALIX and FIOCRUZ shall establish an ADVISORY COMMITTEE as of the EFFECTIVE DATE composed of three (3) senior members of each of PROTALIX and FIOCRUZ. The members of the ADVISORY COMMITTEE may be represented at any meeting by a designee appointed by such member for such meeting. The chairperson of the ADVISORY COMMITTEE shall be designated by PROTALIX. FIOCRUZ shall designate one of its representative members as secretary to the ADVISORY COMMITTEE. Each such PARTY shall be free to change its representative members by notice to the other such PARTY.

5.5.1	Responsibilities. The ADVISORY COMMITTEE shall be responsible for advising on and monitoring the implementation of the TECHNOLOGY TRANSFER, including clinical development work and regulatory activities in relation to PRODUCTS in a manner which is consistent with the terms and conditions of this AGREEMENT.

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5.5.2	Meetings. The ADVISORY COMMITTEE shall meet at least twice every calendar year, (and more frequently should PROTALIX and FIOCRUZ agree to such more frequent meetings), on such dates and at such times as PROTALIX and FIOCRUZ shall agree. Additional meetings may also be called by either PROTALIX or FIOCRUZ as reasonably required, on forty (40) calendar days written notice to the other, unless such notice is waived by such other PARTY. The meetings shall alternate between the offices of PROTALIX and FIOCRUZ, unless the PARTIES otherwise agree. The chairperson shall be responsible for sending notices of meetings to all members. The ADVISORY COMMITTEE may also convene or be polled or consulted from time to time by means of telecommunications, video conferences or correspondence, as deemed necessary or appropriate. Fifteen (15) calendar days prior to each ADVISORY COMMITTEE meetings described above, an English summary of progress under the TECHNOLOGY TRANSFER shall be provided by FIOCRUZ to the members of the ADVISORY COMMITTEE, including detailed accounting of the expenditures.

5.5.3	Decisions. All decisions of the ADVISORY COMMITTEE shall be made by unanimous consent of the members present in person or by telephone or teleconferences/videoconferences at any meeting, with FIOCRUZ members cumulatively having one (1) vote and PROTALIX members cumulatively having one (1) vote. A quorum for a meeting shall require at least one (1) representative from FIOCRUZ and at least one (1) representative from PROTALIX.

5.5.4	In the event that unanimity cannot be reached by the ADVISORY COMMITTEE with respect to a matter that is subject to its decision-making authority, then the matter shall be referred for further review and resolution to the President of PROTALIX or such other similar position designated by PROTALIX from time to time, and the President of FIOCRUZ, or such other similar position designated by FIOCRUZ from time to time. The designated persons at each of PROTALIX and FIOCRUZ shall use reasonable efforts to resolve the matter within thirty (30) days after the matter is referred to them. In the event that the designated officers fail to resolve the matter during such time period, PROTALIX and FIOCRUZ agree to submit the matter to be resolved with the assistance of a suitably qualified independent mediator or expert. In the event that the matter is still not resolved within fifty (50) days after the matter was referred to the designated persons at each of PROTALIX and FIOCRUZ the proposal or determination of PROTALIX’s President shall prevail (provided such proposal or determination shall be made in good faith).

5.5.5	Minutes. Within fifteen (15) BUSINESS DAYS after each ADVISORY COMMITTEE meeting, the secretary of the ADVISORY COMMITTEE shall prepare and distribute minutes of the meeting, which shall provide a description in reasonable detail of the discussions held at that meeting and a list of any actions, decisions and/or determinations approved by the ADVISORY COMMITTEE. The secretary shall be responsible for circulation of all drafts and final minutes. Draft minutes shall be first circulated to the chairperson, edited and approved by the chairperson and then circulated in final draft form to all members of the ADVISORY COMMITTEE sufficiently in advance of the next meeting to allow adequate review and comment prior to the meeting. Minutes shall be approved or disapproved, and revised as necessary, at the next meeting. Final minutes shall be distributed to the members of the ADVISORY COMMITTEE.

5.5.6	Expenses. Each PARTY shall be responsible for all travel and related costs for its representatives to attend meetings of, and otherwise participate on, the ADVISORY COMMITTEE.

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5.5.7	During the term of this AGREEMENT, the ADVISORY COMMITTEE shall be assisted by specific task forces (“TASK FORCES”) which shall be responsible for advising the ADVISORY COMMITTEE within their area of responsibilities and implementing the decisions made by the ADVISORY COMMITTEE to the extent such decisions are within the competence of the TASK FORCES. The following TASK FORCES shall be organized:

(i)	a technical TASK FORCE;

(ii)	a clinical and regulatory TASK FORCE;

(iii)	a manufacturing TASK FORCE; and

(iv)	other TASK FORCES may be established upon the decision of the ADVISORY COMMITTEE.

The composition and numbers of representatives of each PARTY on each TASK FORCE shall be decided by both PROTALIX and FIOCRUZ on an ad hoc basis. Each of PROTALIX and FIOCRUZ shall be responsible for all travel and related costs for its representatives to attend TASK FORCE meetings.

ARTICLE 6. PURCHASE AND SUPPLY OF SUPPLIED MATERIALS

6.1	Agreement to Supply.

6.1.1	Commencing on the EFFECTIVE DATE and continuing until the COMPLETION of the TECHNOLOGY TRANSFER, PROTALIX will supply and FIOCRUZ will purchase SUPPLIED MATERIALS, in the form (e.g., FINISHED PACKAGED PRODUCT, NAKED VIALS, BULK PRODUCT, etc.) appropriate for the then-current STAGE, that are necessary for FIOCRUZ to MANUFACTURE and/or COMMERCIALIZE the PRODUCTS in the TERRITORY for the FIELD, at the pricing set forth herein. [***]

6.1.2	Commercial supply will commence as soon as commercially reasonable, following the receipt of ANVISA approval for the PRODUCT.

6.1.3	Commencing on the EFFECTIVE DATE and continuing until the later of COMPLETION of the TECHNOLOGY TRANSFER, FIOCRUZ shall purchase the SUPPLIED MATERIALS from PROTALIX on an exclusive basis.

6.1.4	During the TECHNOLOGY TRANSFER, if FIOCRUZ is unable to MANUFACTURE the PRODUCTS in accordance with the then-current STAGE, then FIOCRUZ shall, in accordance with this Article 6, submit to PROTALIX orders for, and PROTALIX shall use commercially reasonable efforts to fulfill such orders for, SUPPLIED MATERIALS in the form required by FIOCRUZ to MANUFACTURE and/or COMMERCIALIZE the PRODUCTS (e.g., if, during STAGE 3, FIOCRUZ cannot adequately FILL/FINISH the BULK PRODUCT to create PRODUCTS, then PROTALIX shall use commercially reasonable efforts to supply [***] ordered by FIOCRUZ); provided that FIOCRUZ provides PROTALIX sixty (60) days advance notice thereof.

6.1.5	FINISHED PACKAGED PRODUCT will be provided with a minimum [***] remaining shelf life and NAKED VIALS will be provided with a minimum [***] remaining shelf life.

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6.2	Forecasts and Purchase Orders.

6.2.1	On the EFFECTIVE DATE, or such later date that is at least ninety (90) days preceding the first requested delivery date for SUPPLIED MATERIALS, FIOCRUZ shall deliver to PROTALIX, FIOCRUZ’s quarterly projection of the quantities of SUPPLIED MATERIALS that FIOCRUZ anticipates ordering from PROTALIX for the four (4) calendar quarters commencing with the first quarter that includes the first requested delivery date (the “INITIAL FORECAST”), together with a Purchase Order for SUPPLIED MATERIALS for the first two (2) calendar quarters covered by such Initial Forecast. The quantities of SUPPLIED MATERIALS specified for the remaining quarters of such Initial Forecast shall be non-binding. Thereafter, ninety (90) days prior to the first business day of each subsequent calendar quarter during the Term, FIOCRUZ shall deliver to PROTALIX a rolling four (4) calendar quarter forecast updating the prior forecast (together with the Initial Forecast, each a “FORECAST”), together with a Purchase Order for the first two (2) calendar quarters of such Forecast. The quantities of SUPPLIED MATERIALS specified for the remaining two (2) quarters of such Forecast shall be non-binding. Unless agreed separately between the PARTIES, each Purchase Order shall specify no more than three (3) delivery dates for the SUPPLIED MATERIALS in each calendar quarter. Purchase Orders shall be in writing, and no verbal communications or e-mail shall be construed to mean a commitment to purchase or sell. PROTALIX shall confirm receipt of any valid Purchase Order as soon as reasonably practicable after receipt. Subject to Sections 6.2.2, PROTALIX shall provide SUPPLIED MATERIALS to FIOCRUZ pursuant to valid Purchase Orders issued by FIOCRUZ to PROTALIX. FIOCRUZ shall provide PROTALIX with a written acknowledgment of receipt of SUPPLIED MATERIALS within three (3) BUSINESS DAYS of its receipt of SUPPLIED MATERIALS. This written acknowledgment shall confirm the quantity of SUPPLIED MATERIALS delivered and the date of delivery.

6.2.2	Unless otherwise agreed in writing by PROTALIX, in no event shall PROTALIX be obligated to deliver quantities of SUPPLIED MATERIALS specified in a Purchase Order for a quarter which exceed [***] of the quantities specified by FIOCRUZ for the same period in the Forecast delivered in the prior calendar quarter. PROTALIX shall, however, use commercially reasonable efforts, but will be under no obligation, to supply SUPPLIED MATERIALS in excess of [***] of such quantities specified in such Forecast. Without limitation to the foregoing, in no event shall PROTALIX be required to supply quantities of SUPPLIED MATERIALS in excess of those commercially reasonable for PROTALIX to supply for any given period.

6.2.3	Subject to Section 6.2.2, FIOCRUZ shall purchase all SUPPLIED MATERIALS ordered and specified in a Purchase Order. Purchase Orders may be delivered electronically or by other means to such location and in such manner as the PARTIES shall agree All Purchase Orders, confirmations of receipt of Purchase Orders and other notices contemplated under this Section 6.2 shall be sent to the attention of such persons as each party may identify to the other in writing from time to time in accordance with Section 20.9.

6.2.4	The Forecasts shall show demand for SUPPLIED MATERIALS on a monthly basis, and for the first three months of any such Forecast shall state the dates of required delivery for such SUPPLIED MATERIAL.

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6.2.5	All Forecasts and Purchase Orders shall set forth the presentation of such SUPPLIED MATERIALS (e.g., FINISHED PACKAGED PRODUCT, NAKED VIALS, BULK PRODUCT).

6.2.6	FIOCRUZ shall not submit Purchase Orders for, and PROTALIX shall not be required to supply, any single delivery of SUPPLIED MATERIALS of less than [***] of SUPPLIED MATERIALS (or the equivalent thereof with respect to DRUG SUBSTANCE). For the avoidance of doubt, all vials supplied hereunder shall be [***].

6.2.7	PROTALIX shall use commercially reasonable efforts to meet FIOCRUZ requests for additional quantities beyond those set forth in Purchase Orders.

6.3	Delivery; Risk of Loss.

6.3.1	PROTALIX shall ship SUPPLIED MATERIALS ordered by FIOCRUZ as set forth in the applicable Purchase Order, in accordance with the terms hereof. PROTALIX shall deliver SUPPLIED MATERIALS to FIOCRUZ by the delivery date set forth in the applicable Purchase Order, or such other date as may be agreed to in writing by the PARTIES from time to time. PROTALIX shall deliver SUPPLIED MATERIALS to FIOCRUZ FCA Protalix airport, customs cleared at shipping point, as per Incoterms 2000.

6.3.2	PROTALIX shall include certificates of analysis with all shipments of SUPPLIED MATERIAL.

6.3.3	Title to SUPPLIED MATERIAL shall pass to FIOCRUZ when the SUPPLIED MATERIAL has been delivered to FIOCRUZ pursuant to Article 6.3.1 above.

6.3.4	FIOCRUZ is responsible for acquiring import permits, letters of credit, customs clearance in Brazil and local transportation and distribution necessary for the supply and receipt of SUPPLIED MATERIALS to be supplied to FIOCRUZ hereunder.

6.4	Price; Payment; Taxes.

6.4.1	In the event the TECHNOLOGY TRANSFER is not COMPLETED by the end of the initial seven (7) year period, FIOCRUZ shall continue to obtain from PROTALIX its requirements of PROTALIX BULK PRODUCT for production of the PRODUCT at the same terms and conditions as described above and, for the renewal periods in TERM 1, PROTALIX shall provide [***]% discount over the last price of BULK PRODUCT as described in table below (6.4.2).

6.4.2	During TERM 1, the pricing for the SUPPLIED MATERIALS shall be as follows:

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Year	FINISHED PACKAGED PRODUCT PRICE [***]	NAKED VIALS PRICE [***]	BULK PRODUCT PRICE [***]
From the EFFECTIVE DATE until one (1) year after the EFFECTIVE DATE.	[***]	[***]	[***]
From the end of the foregoing period until two (2) years after the EFFECTIVE DATE.	[***]	[***]	[***]
From the end of the foregoing period until three (3) years after the EFFECTIVE DATE.	[***]	[***]	[***]
From the end of the foregoing period until four (4) years after the EFFECTIVE DATE.	[***]	[***]	[***]
From the end of the foregoing period until five (5) years after the EFFECTIVE DATE.	[***]	[***]	[***]
From the end of the foregoing period until six (6) years after the EFFECTIVE DATE.	[***]	[***]	[***]
From the end of the foregoing period until the COMPLETION of the TECHNOLOGY TRANSFER	[***]	[***]	[***]

6.4.3	Invoices and Payment. PROTALIX shall submit invoices to FIOCRUZ upon shipment of SUPPLIED MATERIALS to the address in the TERRITORY set forth in the applicable Purchase Order. FIOCRUZ shall pay all amounts due in U.S. Dollars within [***] from the date of receipt of the invoice by FIOCRUZ.

6.4.4	Taxes. Subject to Article 9.5 of this Agreement:

I.	the Price includes all taxes except such sales, value-added and use taxes which PROTALIX is required by law to collect from FIOCRUZ;

II.	such taxes, if any, will be separately stated in PROTALIX's invoice and will be paid by FIOCRUZ to PROTALIX, unless FIOCRUZ provides an exemption to PROTALIX, and subject to receipt of a valid receipt or invoice to FIOCRUZ in the form and manner required by LAW to allow FIOCRUZ to recover such taxes to the extent allowable by LAW; and

III.	PROTALIX shall be solely responsible for the timely payment of all such taxes to the applicable GOVERNMENTAL AUTHORITY.

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6.5	Purchase Order Effective Upon Anvisa Approval; Letter of Credit.

6.5.1	Notwithstanding anything to the contrary herein, (i) the PURCHASE ORDER set forth in Appendix IV for the first delivery, for [***], of PRODUCT for STAGE 0 of the Agreement shall be deemed to be delivered by FIOCRUZ to PROTALIX concurrently upon the EFFECTIVE DATE, and (ii) the PURCHASE ORDER for [***] of PRODUCT for completion of STAGE 0 of the AGREEMENT, shall be deemed to be delivered by FIOCRUZ to PROTALIX [***]. As security for payment of the PRICE for the PRODUCT to be ordered pursuant to such PURCHASER ORDER for the first delivery of STAGE 0, concurrently with the execution and delivery of this Agreement, FIOCRUZ shall execute and deliver to PROTALIX the letter of credit attached hereto as Appendix VI. For the avoidance of doubt, the quantity of PRODUCT purchased pursuant to such PURCHASE ORDER shall count towards and satisfy the first delivery requirement for STAGE 0 set forth in Section 5.1. As security for payment of the PRICE for the PRODUCT to be ordered pursuant to PURCHASE ORDERS, (a) concurrently with the execution and delivery of this AGREEMENT, FIOCRUZ shall request an irrevocable letter of credit to be confirmed by a first class USA bank covering the PURCHASE ORDER for the first delivery of STAGE 0 of this AGREEMENT, in the form of the request attached hereto as Appendix VI, (b) within thirty (30) days of the execution and delivery of this AGREEMENT, FIOCRUZ shall provide to PROTALIX a fully executed and effective irrevocable letter of credit confirmed by a first class USA bank covering the PURCHASE ORDER for the first delivery of STAGE 0 of this AGREEMENT, in a form reasonably acceptable to PROTALIX, and (c) on or prior to submission of each subsequent PURCHASE ORDER [***] FIOCRUZ shall execute and deliver other irrevocable letters of credit confirmed by a first class USA bank covering the PURCHASE ORDER for such delivery under the AGREEMENT (in the same form as the letter of credit provided by FIOCRUZ for the first delivery of STAGE 0 of this AGREEMENT), together covering the total amount of the AGREEMENT, along the duration of the AGREEMENT. [***] Notwithstanding anything to the contrary herein, PROTALIX shall have no obligation to ship any PRODUCT for any year of this AGREEMENT until a fully executed and effective letter of credit for such PURCHASE ORDER of the AGREEMENT (that complies with the terms of this Section 6.5.1) is delivered to PROTALIX.

6.5.2	In the event that COMPLETION of the TECHNOLOGY TRANSFER is not achieved prior to the date occurring seven (7) years following the EFFECTIVE DATE, this AGREEMENT may be renewed, pursuant to and in accordance with Section 12.1; provided that, for each such renewal period, PURCHASE ORDERS and a letter of credit equivalent to those provided for in Section 6.5.1 are executed by FIOCRUZ and delivered to PROTALIX prior to such renewal

ARTICLE 7. MANUFACTURE; COMMERCIALIZATION AND QUALITY CONTROL

7.1	Manufacture

7.1.1	During the TERM following the EFFECTIVE DATE, FIOCRUZ shall perform the applicable MANUFACTURING steps with respect to the PRODUCTS solely in the FACILITY and solely from the SUPPLIED MATERIALS supplied by PROTALIX to FIOCRUZ.

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7.1.2	FIOCRUZ shall employ only the MANUFACTURING and other processes, and shall comply with the quality control standards, included in the PROTALIX TECHNOLOGY provided to FIOCRUZ and shall ensure that the PRODUCTS complies with the SPECIFICATIONS, GMP standards and all applicable Brazilian LAWS. There shall be no changes made to such processes, standards, or SPECIFICATIONS without PROTALIX’s prior written consent.

7.1.3	FIOCRUZ represents and warrants that the FACILITIES and FIOCRUZ’s MANUFACTURING practices at the FACILITIES shall at all times comply with all applicable Brazilian LAWS, SPECIFICATIONS and GMP standards.

7.1.4	FIOCRUZ shall use the PROTALIX TECHNOLOGY and SPECIFICATIONS (including any items provided pursuant to the TECHNOLOGY TRANSFER, such as the bioreactors, growth media, and cell banks) solely for the purposes of MANUFACTURING the PRODUCTS in the FACILITY, pursuant to and in accordance with this AGREEMENT, and not in connection with any other pharmaceutical products unless agreed to by the PARTIES in writing in advance.

7.1.5	PROTALIX may, in its sole discretion, modify the SPECIFICATIONS upon written notice to FIOCRUZ. PROTALIX shall use commercially reasonable efforts to provide written justification of such changes (which shall include information and data supporting such change) to FIOCRUZ in a reasonably prompt manner so that FIOCRUZ may update the PRODUCT registration in ANVISA held by FIOCRUZ.

7.2	Commercialization

7.2.1	FIOCRUZ shall use its best efforts to diligently COMMERCIALIZE the PRODUCTS in accordance with this AGREEMENT.

7.2.2	FIOCRUZ represents and warrants that FIOCRUZ’s COMMERCIALIZATION shall at all times comply with all applicable Brazilian LAWS and the highest commercial and ethical standards.

7.2.3	FIOCRUZ’s COMMERCIALIZATION, including with respect to the marketing and promotion, of the PRODUCTS shall only be for the approved indications, dosage forms and strengths included in the FIELD.

7.3	Access to the Facilities and Technical Visits; Payment for Technical Assistance.

7.3.1	During the TECHNOLOGY TRANSFER, PROTALIX shall have the right to enter the FACILITIES, during normal business hours to check and verify the FACILITY, DRUG SUBSTANCES, PRODUCTS, SUPPLIED MATERIALS and any MANUFACTURING processes, quality control standards and other activities relating to the foregoing or this AGREEMENT that are performed at the FACILITY to ensure compliance with this AGREEMENT (including compliance with the SPECIFICATIONS, GMP standards, and applicable Brazilian LAW and achievement of COMPLETION REQUIREMENTS). FIOCRUZ shall implement any mitigation plan reasonably identified by PROTALIX to address any such findings.

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7.3.2	FIOCRUZ shall allow PROTALIX and/or its representatives/designees reasonable access to the FACILITIES and to its records in order to enable PROTALIX to conduct periodic reviews during normal business hours of the health and safety practices and performance of the FACILITIES. In connection with such audit or evaluation, FIOCRUZ shall cooperate in the completion of a Health & Safety survey by PROTALIX or in the scheduling of a Health & Safety audit of any FACILITY, as applicable. FIOCRUZ shall correct, at its own cost and expense, any material deficiencies in its health and safety management practices that are identified to it. FIOCRUZ acknowledges that such reviews and evaluations conducted by PROTALIX are for the benefit of PROTALIX only and are not a substitute for FIOCRUZ’s own health and safety management obligations under this AGREEMENT and, accordingly, FIOCRUZ may not rely upon them.

7.4	Quality Control Testing/Validation.

7.4.1	For each STAGE of the TECHNOLOGY TRANSFER, FIOCRUZ shall be responsible for validation of the MANUFACTURING and operating processes and quality control testing as conducted by FIOCRUZ at the FACILITIES. During the TECHNOLOGY TRANSFER, upon PROTALIX’s request, FIOCRUZ shall, at FIOCRUZ’s sole cost and expense, (a) submit a sample of any production batch of the PRODUCTS for parallel quality control testing to be performed by PROTALIX or representatives/designees, (b) make available to PROTALIX any books and records relating to the MANUFACTURING and operating processes, quality control testing, DRUG SUBSTANCE, SUPPLIED MATERIALS and the PRODUCTS, and (c) provide to PROTALIX all documentation reasonably necessary to evidence that the PROTALIX TECHNOLOGY and SUPPLIED MATERIALS have been used only in accordance with this AGREEMENT.

7.4.2	During the TERM of the AGREEMENT, in accordance with Section 7.4.1(a), FIOCRUZ will supply with each sample supplied to PROTALIX, a certificate of analysis duly signed by an individual qualified and authorized with respect to the PRODUCTS in sufficient detail to demonstrate conformity with the SPECIFICATIONS. If any delivery consists of the PRODUCTS of more than one production batch, FIOCRUZ shall provide a certificate of analysis for each such batch.

7.4.3	In the event that the results of the quality control tests of PROTALIX and FIOCRUZ are not consistent, FIOCRUZ shall, and PROTALIX, shall have the right but not the obligation to, repeat such tests, at FIOCRUZ’s sole cost and expense. In the event PROTALIX and FIOCRUZ repeated such tests and such inconsistency remains, an independent laboratory having a confirmed experience in Recombinant Enzyme testing agreed upon by both PROTALIX and FIOCRUZ in good faith shall be requested to perform the test and such test shall determine whether a batch can be released or not. The costs of such test by the laboratory shall be borne by FIOCRUZ. Any batch that has been finally rejected shall be destroyed at FIOCRUZ‘ expense and FIOCRUZ shall provide PROTALIX with destruction certificates. In case FIOCRUZ experiences, during the TECHNOLOGY TRANSFER, problems in meeting the quality of SPECIFICATIONS of PRODUCTS, the PARTIES will define corrective measures to ensure quality and carry out validation of such measures.

7.4.4	FIOCRUZ shall be responsible for and reimburse PROTALIX for costs and reasonably agreed upon expenses incurred to provide technical assistance or training to FIOCRUZ, including all costs and expenses relating to travel (business class tickets for all flights), local transportation, hotel, food, and reasonable per diem expenses.

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7.4.5	In accordance with the payment terms in Article 9, FIOCRUZ shall pay PROTALIX for the technical assistance and training provided by PROTALIX to FIOCRUZ (as agreed upon by PROTALIX and FIOCRUZ), at the following rates:

Employee (other than Supervisors, Managers or Directors)	[***] U.S. dollars per hour
Supervisor:	[***] U.S. dollars per hour
Manager:	[***] U.S. dollars per hour
Senior Manager or Director	[***] U.S. dollars per hour

ARTICLE 8. USE OF NAMES AND MARKS; PATENT RIGHTS

8.1	Product Mark License to FIOCRUZ. PROTALIX hereby grants to FIOCRUZ, during the Term, a non-exclusive, non-transferable, non-sublicensable, limited license to use the Product Marks as they exist on the labeling and packaging of the FINISHED PACKAGED Product at the time such FINISHED PACKAGED PRODUCT is supplied to FIOCRUZ by PROTALIX hereunder in connection with COMMERCIALIZATION of such PRODUCT within the Territory for the Field in accordance with the terms and conditions of this AGREEMENT. For the avoidance of doubt, FIOCRUZ is not granted any rights to display the PRODUCT MARKS other than on the labeling and packaging of such FINISHED PACKAGED PRODUCT as such PRODUCT MARKS are already displayed thereon.

8.2	Quality Control.

8.2.1	FIOCRUZ shall not alter, remove, cover or otherwise modify the labeling or packaging of any FINISHED PACKAGED PRODUCT (or any PRODUCT MARK thereon). The quality of the FINISHED PACKAGED PRODUCT sold or otherwise distributed by FIOCRUZ must be of the same quality as the FINISHED PACKAGED PRODUCT at the time it was supplied to FIOCRUZ hereunder.

8.2.2	FIOCRUZ shall (a) comply with all applicable Brazilian Laws pertaining to the proper use and designation of the Product Marks, (b) modify the labeling and packaging of any FINISHED PACKAGED PRODUCT as directed by PROTALIX, (c) not use any Product Mark as a corporate name, business name, or trade name, (d) not use the PRODUCT MARKS in connection with any SUPPLIED MATERIALS or PRODUCTS other than the FINISHED PACKAGED PRODUCT or in any manner not expressly permitted hereunder, and (e) not use any Product Mark in a manner that would reasonably be expected to materially impair the validity, reputation, or distinctiveness of any Product Mark.

8.3	Prosecution and Maintenance of Product Marks. PROTALIX (or its licensors) shall have the sole right, but not the obligation, through counsel of its choosing, to prosecute and maintain the Product Marks in and outside the Territory.

8.4	Enforcement of Product Marks. FIOCRUZ shall promptly notify PROTALIX in the event of any actual, potential or suspected infringement of a Product Mark by any Third PARTY. [***] shall have the sole right, but not the obligation, to institute litigation or take other remedial measures in connection with Third PARTY infringement of Product Marks. [***] shall be solely entitled to any and all recoveries from THIRD PARTIES resulting from such litigation or other appropriate action, after reimbursement from such recoveries of [***] costs and expenses in enforcing the PRODUCT MARKS in such litigation or other action [***].

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8.5	Use of Names.

8.5.1	No right, expressed or implied, is granted by this AGREEMENT to FIOCRUZ to use in any manner the name or any other trade name of PROTALIX or its Affiliates.

8.5.2	Notwithstanding the foregoing Article 8.5.1, FIOCRUZ shall have the right to use the PROTALIX corporate name, subject to PROTALIX’s trademark usage guidelines provided to FIOCRUZ from time to time, on package inserts, packaging or trade packaging associated with the ProductS in the Territory solely to the extent required by applicable Laws. FIOCRUZ will submit for PROTALIX’s prior written approval a sample of each such proposed use of the PROTALIX corporate name prior to any use thereof.

8.6	FIOCRUZ Covenants.

8.6.1	Other than as expressly permitted in this Article 8, FIOCRUZ shall not (a) use, register, or apply to register any name, mark, domain name, or logo that consists of or is confusingly similar to any name, mark, domain name, or logo owned or controlled by PROTALIX or its AFFILIATES; (b) use any name, mark, domain name, or logo owned or controlled by PROTALIX or its AFFILIATES together with any other mark or name, without prior written consent from such PARTY; or (c) take any action whereby any name, mark, domain name, or logo owned or controlled by PROTALIX or its AFFILIATES becomes invalid, unenforceable, generic or otherwise impaired.

8.6.2	FIOCRUZ shall not take any action that in any way might tend to disparage, diminish, or reflect negatively upon the goodwill, reputation or value of PROTALIX, the PRODUCT, FIOCRUZ or any name, mark domain name or logo owned or controlled by PROTALIX or its AFFILIATES.

8.7	Prosecution and Maintenance of PROTALIX PATENT RIGHTS. PROTALIX shall have the sole right, but not the obligation, through counsel of its choosing, to prosecute and maintain the PROTALIX PATENT RIGHTS in and outside the TERRITORY.

8.8	Enforcement of PROTALIX PATENT RIGHTS. FIOCRUZ shall promptly notify PROTALIX in the event of any actual, potential or suspected infringement of a PROTALIX PATENT RIGHT by any Third PARTY. PROTALIX shall have the sole right, but not the obligation, to institute litigation or take other remedial measures in connection with Third PARTY infringement of PROTALIX PATENT RIGHTS. FIOCRUZ shall[***] cooperate with PROTALIX in any such litigation or other remedial measure, including by being named as a party if necessary to institute or maintain such litigation or other remedial measure. If FIOCRUZ is so named, it may hire its own counsel at its sole cost and expense to participate in such litigation or other remedial measure, provided that PROTALIX and its counsel shall at all times and in all cases control such litigation or other remedial measure. [***][***] shall be entitled to any and all recoveries from THIRD PARTIES resulting from such litigation or other remedial action, after reimbursement from such amount of [***] costs and expenses in enforcing the PROTALIX PATENT RIGHTS in such litigation or action [***].

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ARTICLE 9. ROYALTY, REPORTING AND PAYMENT TERMS

9.1	Royalties. Commencing upon FIOCRUZ’s completion of a Phase III clinical trial and obtaining a GOVERNMENTAL APPROVAL from ANVISA for the MANUFACTURE entirely by FIOCRUZ of the FINAL PRODUCT in the TERRITORY, FIOCRUZ shall pay to PROTALIX for the exploitation of the PROTALIX patent RIGHTs and the PROTALIX TECHNOLOGY in the TERRITORY a running royalty of [***] of Net Sales (the “ROYALTY PAYMENTS”), on a quarterly basis in the manner described in this Article 9. For the avoidance of doubt, (i) FIOCRUZ shall not COMMERCIALIZE the FINAL PRODUCT until completion of a Phase III clinical trial and obtaining a GOVERNMENTAL APPROVAL from ANVISA for the MANUFACTURE entirely by FIOCRUZ of the FINAL PRODUCT in the TERRITORY, and (ii) the requirement to pay ROYALTY PAYMENTS shall survive any termination or expiration of this AGREEMENT until the expiration of the last to expire PROTALIX patent in Brazil.

9.2	Royalty Reporting and Payment. Not later than thirty (30) days after the end of each calendar quarter during the Term (a “REPORTING PERIOD”), FIOCRUZ shall (a) submit to PROTALIX a written report setting forth in reasonable detail (i) gross sales of FINAL Product during the Reporting Period, (ii) Net Sales and number of units of FINAL Product sold or distributed during the Reporting Period, as well as the computation of such Net Sales amounts, (iii) inventory of FINAL PRODUCT at the beginning and end of such Reporting Period, and (iv) all other information related to the business of FIOCRUZ during such Reporting Period to the extent necessary to enable the calculation of amounts payable hereunder to be verified, and (b) pay PROTALIX all amounts due for such Reporting Period.

9.3	Other Payments. Other than the Royalty Payments, which are subject to Article 9.2, all other payments (including any reimbursements) arising hereunder shall, unless otherwise set forth herein, be paid not later than [***] of receipt of an invoice or notice therefor.

9.4	Interest and other Charges. In the event that PROTALIX does not receive on or prior to the date when due hereunder all amounts owed by FIOCRUZ to PROTALIX, such unpaid amount shall be automatically subject to a flat penalty of [***] and monthly adjustment for inflation based on the positive variation of the [IGP-M/FGV] in the period. Any such amount (as increased by the penalty and the monetary correction mentioned above) shall bear default interest from the due date until payment is received by such PARTY at a rate of [***] per month (the “RATE”). The above additional charges shall be in addition to, and not in lieu of, any other remedy available to PROTALIX hereunder.

9.5	Taxes and Other Charges. FIOCRUZ represents and warrants to PROTALIX that, as of the EXECUTION DATE, there are no Brazilian taxes, customs, duties, assessments, excises, registration fees, surtax, stamp duties, or any other charges that are required to be levied upon or withheld from the importation of or assessed against the material furnished or rights licensed by PROTALIX hereunder, or for or on account of the operation of the FACILITY, the purchase, MANUFACTURE, COMMERCIALIZATION by or on behalf of FIOCRUZ of the SUPPLIED MATERIALS and PRODUCTS, or other business of FIOCRUZ contemplated under this AGREEMENT, including any withholding taxes or any such payments related to the registration or recording of this AGREEMENT, or any related documents (not including any ANVISA registration fees) (collectively "TAXES AND FEES"), other than as set forth in Exhibit C (which shall include details regarding applicable percentages and amounts if any such TAXES AND FEES, and the PARTY to be responsible therefore). If there are any TAXES AND FEES under Brazilian LAW that are not set forth on Exhibit C and are, or during the TERM become, in effect (whether as a result of any change in, or amendment to, Brazilian LAWS or otherwise), and such TAXES AND FEES materially change the dollar amount or timing of payments expected to be received by PROTALIX hereunder, then (i) the PARTIES shall discuss in good faith how to address such change in a mutually acceptable manner to compensate PROTALIX for such change (e.g., by an increase in pricing of PRODUCT, an increase in amount of PRODUCT to be purchased, etc.), and (ii) if the PARTIES do not come to an agreement in writing with respect thereto within thirty (30) calendar days, PROTALIX shall have the right to terminate this AGREEMENT immediately upon written notice to FIOCRUZ.

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9.6	Currency and Mode of Payment. All payments to be made hereunder by one PARTY to another PARTY shall be paid in United States dollars, by electronic transfer in immediately available funds via either a bank wire transfer, an electronic funds transfer mechanism, at the paying PARTY’s election, to the bank account designated in Appendix VII or otherwise designated by the PARTY entitled to receive such payment. ROYALTY PAYMENTS and other payments due hereunder shall be converted into U.S. dollars at the exchange rate quoted by Brazilian Central Bank (or its successor in interest) at its market rate for the purchase of U.S. dollars with the applicable currency that needs to be converted (e.g., the currency of the Net Sales received) and applied by that bank on the day such payment is made.

9.7	Permits. FIOCRUZ assumes the sole responsibility of procuring Permits for the export of funds as may be required in the Territory; provided, however, that to the extent that it is impossible to make such payments due to the “blocking” of funds by LAW, such “blocked” funds shall be deposited to the credit of PROTALIX, in such depository as PROTALIX designates or, at the option of PROTALIX, paid directly to a Brazilian entity designated by PROTALIX. Other than as set forth on Exhibit C, there shall be no deduction or offset from, nor shall FIOCRUZ have any right to hold back any payment of, any payments owed by FIOCRUZ hereunder for any reason, including for any uncollectible accounts or other TAXES AND FEES for which FIOCRUZ is responsible hereunder, or for any banking cost or cost of exchange or expense of transmitting said funds. FIOCRUZ shall not conduct its business in any manner intended to reduce the ROYALTY PAYMENTS required to be paid by FIOCRUZ hereunder.

ARTICLE 10. OWNERSHIP OF ENHANCEMENTS

10.1	Any invention made, conceived or reduced to practice by PROTALIX in connection with the performance of the obligations of this AGREEMENT relating to: (i) a pharmaceutical product with the same chemical composition as the PRODUCT or (ii) an IMPROVEMENT to the PRODUCT or (iii) an IMPROVEMENT to the process or specifications provided by PROTALIX to FIOCRUZ, shall be the exclusive property of PROTALIX. PROTALIX, in its sole discretion, may file for patent protection in its own name for any such invention. PROTALIX shall, and hereby does, grant to FIOCRUZ a non-exclusive, irrevocable, perpetual, worldwide, royalty-free license to use, sublicense, practice and otherwise exploit in any manner any such invention and any patent or other intellectual property or proprietary rights therein throughout the world.

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ARTICLE 11. CONFIDENTIALITY

11.1	All non-public information, which is received or made available by or on behalf of PROTALIX or FIOCRUZ (each, in such capacity, the “RECIPIENT”) from or on behalf of the other (in such capacity, the “DISCLOSING PARTY”) prior to or during the Term of this AGREEMENT in connection with this AGREEMENT or relating hereto, including without limitation, relating to the PRODUCT or any other pharmaceutical product that contains DRUG SUBSTANCE (“CONFIDENTIAL INFORMATION”) shall be maintained in confidence and shall not be disclosed to any Third PARTY nor used for purposes other than as set forth herein, without the prior written consent of the DISCLOSING PARTY, except to the extent that the CONFIDENTIAL INFORMATION: (a) is known to the RECIPIENT prior to disclosure by the DISCLOSING PARTY to the RECIPIENT through no wrongful act of the RECIPIENT, provided that the RECIPIENT is able to provide competent proof of such prior knowledge; (b) is obtained by the RECIPIENT in a lawful manner from a source other than the DISCLOSING PARTY, which source (i) was not required to hold such secrets or information in confidence, and (ii) was not limited or restricted in its disclosure thereof, (c) has become public knowledge other than through the fault of the RECIPIENT; (d) has been developed by the RECIPIENT independently of the information received as established by written records. The PROTALIX TECHNOLOGY, SPECIFICATIONS and all other information relating thereto or to the business, operations, research or development of PROTALIX, shall be deemed included in the CONFIDENTIAL INFORMATION of PROTALIX.

11.2	Notwithstanding the foregoing, RECIPIENT shall be entitled to disclose CONFIDENTIAL INFORMATION to the extent disclosure by the RECIPIENT is required: (a) to submit applications by the RECIPIENT for GOVERNMENTAL APPROVALS (i) in the case of FIOCRUZ as RECIPIENT, to MANUFACTURE and COMMERCIALIZE the Product in accordance with the terms and conditions of this AGREEMENT, or (ii) in the case of PROTALIX as the RECIPIENT, in relation to the COMPOUND, DRUG SUBSTANCE, or PRODUCT, (b) in the case of PROTALIX as the RECIPIENT, in connection with filing or prosecution of the PROTALIX PATENT RIGHTS or the PRODUCT MARKS, prosecuting or defending litigation relating thereto or to the PROTALIX TECHNOLOGY, or (c) by LAW or by any THIRD PARTY LICENSE; provided that the RECIPIENT shall use commercially reasonable efforts to obtain confidential treatment of any CONFIDENTIAL INFORMATION to the extent applicable and, if reasonably practicable under the circumstances, provide the DISCLOSING PARTY with sufficient advance notice of such intended disclosure so that the DISCLOSING PARTY will have the opportunity to seek, at its own cost, an appropriate protective order or other remedy, to the extent applicable, or waive compliance with the provisions of this AGREEMENT. If the DISCLOSING PARTY seeks a protective order, the RECIPIENT will cooperate. If the DISCLOSING PARTY fails to obtain a protective order or waive compliance with the relevant portions of this AGREEMENT, the RECIPIENT will disclose only that portion of information concerning the COMPOUND or PRODUCT which its legal counsel determines it is required to disclose.

11.3	For the avoidance of doubt, the [***] shall be deemed included in the CONFIDENTIAL INFORMATION of PROTALIX. In addition to the obligations set forth in Article 11.1 and 11.2, FIOCRUZ agrees to (i) treat the [***] with the utmost confidence and in a manner at least as protective as the manner in which FIOCRUZ protects its own most highly sensitive confidential information, trade secrets and know-how, (ii) not use such [***] for any purpose other than for the MANUFACTURING of the FINAL PRODUCT, and (iii) not disclose the information to any PERSON, other than as permitted pursuant to Article 11.2 to PERSONS (a) who have a need to know such information for the purpose of MANUFACTURING the FINAL PRODUCT, (b) who are informed by FIOCRUZ of the confidential nature thereof and the obligations under this AGREEMENT with respect thereto, and (c) who agree in writing with PROTALIX to comply with the obligations of FIOCRUZ under this Article 11 with respect thereto.

11.4	The confidentiality obligations set forth in this Article 11 shall survive the termination or expiration of this AGREEMENT until fifteen (15) years from the EFFECTIVE DATE. Notwithstanding anything to the contrary herein, FIOCRUZ's obligations under this Article 11 with respect to the [***] shall survive the termination or expiration of this AGREEMENT for no less than fifteen (15) years from the completion of the transfer of such [***] to FIOCRUZ.

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ARTICLE 12. TERM AND TERMINATION

12.1	This AGREEMENT shall come into force and effect as of the EFFECTIVE DATE, and shall remain in force for seven (7) years following the EFFECTIVE DATE, and may be renewed upon the written agreement of FIOCRUZ and PROTALIX, if INPI authorizes such renewal, for additional five (5) years periods. If in the end of the initial seven (7) year period or any such renewal period the TECHNOLOGY TRANSFER has not been COMPLETED, the PARTIES may renew the AGREEMENT for the period needed for the COMPLETION of the TECHNOLOGY TRANSFER in accordance with the foregoing sentence (the initial period and any such renewal periods, collectively, "TERM 1"), and upon COMPLETION of the TECHNOLOGY TRANSFER TERM 1 shall immediately and automatically expire and TERM 2 shall immediately and automatically commence.

12.2	FIOCRUZ shall pay royalties hereunder to PROTALIX for the PROTALIX PATENT RIGHTS for the period of time beginning on the completion of TERM 1 until the later of expiration of the last to expire PROTALIX patent in Brazil in accordance with ARTICLE 9 ("TERM 2"). The TERM 2 is valid only for the purpose of royalties payment, any terms and conditions relating to PROTALIX PATENT RIGHTS or PRODUCT MARKS in any way (including, for the avoidance of doubt, all license rights and restrictions), and any other obligations that survive termination or expiration of this AGREEMENT. The other obligations of this AGREEMENT (i.e., those obligations not referenced in the foregoing sentence) shall expire with the end of TERM 1.

12.3	Without limiting any other provision of this AGREEMENT, this AGREEMENT may be terminated by PROTALIX as follows:

(a)	if FIOCRUZ materially breaches its representations or warranties made in this AGREEMENT, or materially breaches or materially defaults in the performance or observance of any of its obligations under this AGREEMENT, and such breach or default is not cured within [***] after the giving of written notice by PROTALIX, specifying such breach or default, then PROTALIX shall have the right to terminate this AGREEMENT by providing FIOCRUZ written notice following the expiration of such [***][***] period (such termination to be effective upon receipt of such termination notice);

(b)	immediately upon written notice to FIOCRUZ if any GOVERNMENTAL AUTHORITY announces plans to privatize FIOCRUZ and a competitor of PROTALIX acquires FIOCRUZ or any part of FIOCRUZ that is responsible for the MANUFACTURE or COMMERCIALIZATION of PRODUCTS;

(c)	if FIOCRUZ fails to make any payment when due in accordance with the terms and conditions of this AGREEMENT and such failure to pay is not cured within [***] after the giving of written notice by PROTALIX of such failure, then PROTALIX shall have the right to terminate this AGREEMENT by providing FIOCRUZ written notice following the expiration of such [***] period (such termination to be effective upon receipt of such termination notice);

(d)	immediately upon written notice if FIOCRUZ undergoes a change of control (as such term is defined in the definition of AFFILIATE);

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(e)	immediately upon written notice if FIOCRUZ orders, purchases, accepts or otherwise imports from a third party any product that is a therapy for the treatment of Gaucher Disease;

(f)	immediately upon written notice in the event of: (i) FIOCRUZ’s insolvency or bankruptcy, (ii) a liquidation committee or team being formed pursuant to the liquidation rules or Laws of any applicable jurisdiction with respect to FIOCRUZ, or substantially all of the property or assets of FIOCRUZ is under custody by the liquidation committee under the provisions of any bankruptcy, insolvency, or similar LAW, (iv) FIOCRUZ making an assignment for the benefit of its creditors, or (v) FIOCRUZ being dissolved; and

(g)	The purchase by and supply to FIOCRUZ of SUPPLIED MATERIALS during each STAGE in order to proceed to the subsequent STAGE of TECHNOLOGY TRANSFER shall occur subject to [***] and PROTALIX’s prior written approval of such quantities. In the event that (i) PROTALIX does not agree in advance in writing with such quantities proposed by the Brazilian MOH or (ii) the [***] and corresponding PURCHASE ORDERS issued by FIOCRUZ to PROTALIX for any year are less than the amount set forth in the following chart for any given year, PROTALIX shall have the right to terminate this AGREEMENT immediately upon providing FIOCRUZ written notice:

Yearly Termination Threshold

Year	Termination Threshold
From January 1, 2014 until July 31, 2015	[***]
From August1, 2015 until July 31, 2016	[***]
From August 1, 2016 until July 31, 2017	[***]
From August 1, 2017 until July 31, 2018	[***]
From August 1, 2018 until July 31, 2019	[***]
From August 1, 2019 until July 31, 2020	[***]

12.4	Without limiting any other provision of this AGREEMENT, this AGREEMENT may be terminated by FIOCRUZ as follows:

(a)	if PROTALIX materially breaches its representations or warranties made in this AGREEMENT, or materially breaches or defaults in the performance or observance of any of its respective obligations under, this AGREEMENT, and such breach or default is not cured within [***] after the giving of written notice by FIOCRUZ to PROTALIX specifying such breach or default, then FIOCRUZ shall have the right to terminate this AGREEMENT by providing PROTALIX written notice following the expiration of such [***] period (such termination to be effective upon receipt of such termination notice);

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(b)	immediately upon notice to PROTALIX if FIOCRUZ due to any change in Brazilian LAW is unable to maintain compliance with this AGREEMENT; provided FIOCRUZ used its best efforts to prevent any of the foregoing events from occurring and to mitigate or cure any effects thereof prior to exercising such termination right; and

(c)	if the pharmaceutical product plant cell expressed recombinant Glucocerebrosidase in a finished dosage form of a drug product that contains DRUG SUBSTANCE (excluding any ORAL FORMULATION) is recalled by both ANVISA and the United States Food and Drug Administration in a manner that is not curable within [***]. In the case of termination pursuant to this Section 12.4(c), FIOCRUZ shall not be required to pay any outstanding payment obligations incurred prior to the effective date of such termination under this AGREEMENT for any PRODUCT batches subject to such recall.

12.5	FIOCRUZ shall notify PROTALIX at least twenty (20) days prior to the occurrence of any of the events or scenarios described in Articles 12.3(b) and (d) and 12.4(b), or, if not possible on such time frame, as soon as possible prior to such occurrence.

12.6	Termination of this AGREEMENT shall be in addition to, and not in lieu of, any other rights or remedies available to the terminating PARTY under this AGREEMENT or applicable Brazilian LAW. Termination of this AGREEMENT in accordance with the terms hereof shall not be the basis for any compensation or other claim for damages resulting therefrom (including any lost profits due to such termination), other than as set forth in Section 12.7.

12.7	Termination of this AGREEMENT for any reason (a) shall be without prejudice to and shall not impair or limit in any manner PROTALIX’s right to receive payment from FIOCRUZ in respect of any payment obligations incurred prior to the effective date of such termination, whether or not the due date for such payment is after such effective date of termination and (b) shall not release a PARTY hereto from any indebtedness, liability, payment or other obligation incurred hereunder (including liability for breach of this AGREEMENT) by such PARTY prior to the effective date of such termination.

ARTICLE 13. EFFECTS OF TERMINATION

13.1	Except as expressly provided for hereunder, upon the effective date of termination of this AGREEMENT in accordance with this AGREEMENT, all licenses and rights granted to FIOCRUZ herein shall automatically and immediately terminate and FIOCRUZ shall immediately cease all use of the PROTALIX TECHNOLOGY, PROTALIX PATENTS, SPECIFICATIONS and any other CONFIDENTIAL INFORMATION provided to FIOCRUZ hereunder.

13.2	FIOCRUZ shall, promptly after termination of this AGREEMENT, provide to PROTALIX or its designee (or upon PROTALIX’s direction with respect to specific items, destroy) all documents, data, reports, records, regulatory correspondence and other materials and information (and any copies thereof) that contain or are related to the PROTALIX TECHNOLOGY, CONFIDENTIAL INFORMATION disclosed by PROTALIX, and the COMPOUNDS, DRUG SUBSTANCES, CELL BANK, reagents, and PRODUCTS (including and GOVERNMENTAL APPROVALS and regulatory filings with respect thereto) in a form and format useable by PROTALIX. Upon such termination, FIOCRUZ shall assign and transfer to PROTALIX or its designee all of FIOCRUZ’s right, title and interest in and to all GOVERNMENTAL APPROVALS for or related to the PRODUCTS, COMPOUND or DRUG SUBSTANCE in the Territory and any related data and other materials transferred or delivered or deliverable by FIOCRUZ pursuant to this Article 13.2. FIOCRUZ shall execute and deliver to PROTALIX such documents, and take such other actions requested by PROTALIX that are necessary or appropriate to carry out the intent and purposes of this Article 13.2 and to perfect and confirm such assignment, including submitting letters to the GOVERNMENTAL AUTHORITIES in forms reasonably acceptable to PROTALIX.

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13.3	Following termination of this AGREEMENT, upon a PARTY’s reasonable request and at such requesting PARTY’s cost, the other PARTY shall reasonably cooperate with the requesting PARTY (including by providing relevant information and data) in connection with any requests or investigations of a regulatory authority, any Third PARTY claims against the requesting PARTY, or such requesting PARTY’s efforts to comply with Laws, relating to the PRODUCTS, COMPOUND, DRUG SUBSTANCE, PROTALIX TECHNOLOGY, or SPECIFICATIONS.

13.4	Upon termination of this AGREEMENT, FIOCRUZ shall terminate the MANUFACTURE and COMMERCIALIZATION of any COMPOUND, DRUG SUBSTANCE, or PRODUCTS and, at PROTALIX’s sole option, shall (a) only in the event of termination by PROTALIX pursuant to Article 12.3, arrange the sale to PROTALIX or its designee at FIOCRUZ’s cost of all (or at PROTALIX’s option, a portion of the) SUPPLIED MATERIAL, DRUG SUBSTANCES and PRODUCTS in FIOCRUZ’s inventory, and/or (b) dispose of all (or at PROTALIX’s option, a portion of the) SUPPLIED MATERIAL, DRUG SUBSTANCES and PRODUCTS in FIOCRUZ’s inventory.

13.5	Upon termination of this AGREEMENT, FIOCRUZ shall cooperate with PROTALIX to effect a cancellation or termination of any recordation of this AGREEMENT with the appropriate Governmental Authorities in the Territory, and the FIOCRUZ will grant, and hereby does grant, to PROTALIX an irrevocable power of attorney coupled with an interest to effect such cancellation within twenty (20) days after the termination of this AGREEMENT.

ARTICLE 14. BOOKS AND RECORDS

14.1	FIOCRUZ shall keep and maintain during the TERM and for one (1) years after the termination of this AGREEMENT, accurate and correct books and records setting forth gross sales of the PRODUCTS, Net Sales, number of units of PRODUCT sold, inventory of PRODUCT and all other information related to the business of FIOCRUZ necessary to enable the calculation of amounts payable hereunder to be verified and the confirmation of FIOCRUZ’s compliance with this AGREEMENT. PROTALIX shall have the right to request that an independent accountant reasonably selected by it examine FIOCRUZ’s books and records at any reasonable time, upon reasonable notice and at the Facilities or other facilities where such books and records are normally kept. The opinion of such independent accountants regarding such payments shall be binding on the PARTIES, other than in the case of manifest error. Except as set forth below, the auditing PARTY shall bear the cost of any such examination and review.

14.2	If the review of FIOCRUZ’s records reveals that FIOCRUZ failed to accurately report information pursuant to Article 9.2 or otherwise underpaid any amounts due hereunder, then FIOCRUZ’s shall promptly pay PROTALIX the amount of any underpayment due hereunder, which shall be subject to all additional charges mentioned in Article 9.4 above, including the default interest at the Rate. If such discrepancy is greater than five percent (5%) of the amount due, FIOCRUZ shall promptly reimburse all costs incurred by PROTALIX in connection with such examination.

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ARTICLE 15. GOVERNING LAW

15.1	The PARTIES agree that this AGREEMENT shall be governed by and construed in accordance with the laws of Brazil and the courts of Brazil shall have jurisdiction over any disputes arising in connection with this AGREEMENT. It is acknowledged that PROTALIX and FIOCRUZ shall not be excluded from adjudicating and enforcing their rights under this AGREEMENT as relate to countries other than Brazil (including but not limited to enforcing any restriction on a PARTY outside the TERRITORY) in courts other than the courts of Brazil.

ARTICLE 16. INDEMNIFICATION; DISCLAIMER; LIMITATION OF LIABILITY

16.1	FIOCRUZ shall indemnify, defend and hold PROTALIX and its AFFILIATES and their respective directors, officers, shareholders, representatives, agents, successors, assigns, licensors and employees harmless from and against all Losses, in each case to the extent arising out of (a) any acts or omissions of FIOCRUZ or any of its Affiliates, agents, consultants or contractors in connection with its activities under this AGREEMENT, including MANUFACTURE, use or sale of the SUPPLIED MATERIALS, COMPOUND, Drug Substance and/or ProductS, unless such Losses are for Losses to which FIOCRUZ is entitled to indemnification pursuant to Article 16.2, as applicable, (b) the breach of any covenant, warranty or representation made by FIOCRUZ under this AGREEMENT, or (c) the negligence, recklessness, or willful misconduct of, or violation of Brazilian LAW by, FIOCRUZ or any of its Affiliates, agents, consultants or contractors.

16.2	PROTALIX shall indemnify, defend and hold FIOCRUZ and its AFFILIATES and their respective directors, officers, shareholders, representatives, agents, successors, assigns, and employees harmless from and against all Losses arising from Third PARTY Claims that the MANUFACTURE and sale of the PRODUCTS by FIOCRUZ within the Territory for the Field in accordance with the terms and conditions hereof, infringes any Patent Rights of any THIRD PARTY.

16.3	For purposes of this AGREEMENT, “THIRD PARTY CLAIM” means a claim asserted by a Third PARTY (in no event to include any Affiliate of either PARTY) against a PARTY or any of its Affiliates, or any of their respective directors, officers, shareholders, representatives, agents, successors, assigns, licensors or employees. In the event a Third PARTY Claim is asserted or LOSSES are incurred with respect to any matter for which a PARTY or any of its Affiliates, or any of their respective directors, officers, shareholders, representatives, agents, successors, assigns, licensors and employees (the “INDEMNIFIED PARTY”) is entitled to indemnification hereunder, then the Indemnified PARTY shall promptly notify in writing the PARTY obligated to indemnify the Indemnified PARTY (the “INDEMNIFYING PARTY”) thereof; provided, however, that no delay on the part of the Indemnified PARTY in notifying the Indemnifying PARTY shall relieve the Indemnifying PARTY from any obligation hereunder unless (and then only to the extent that) the Indemnifying PARTY is prejudiced thereby.

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16.4	The Indemnifying PARTY shall assume direction and control of the defense, litigation, settlement, appeal or other disposition of the Third PARTY Claim (including the right to settle the claim solely for monetary consideration) with counsel selected by the Indemnifying PARTY and reasonably acceptable to the Indemnified PARTY. The Indemnified PARTY shall have the right to join in (including the right to conduct discovery, interview and examine witnesses and participate in all settlement conferences), but not control, at its own expense, the defense of any Third PARTY Claim that the Indemnifying PARTY is defending as provided in this AGREEMENT. Notwithstanding anything to the contrary contained herein, an Indemnified PARTY shall be entitled to assume the defense of any Third PARTY Claim with respect to the Indemnified PARTY, (i) upon written notice to the Indemnifying PARTY, in which case the Indemnifying PARTY shall be relieved of liability under Article 16.1 or 16.2, as applicable, solely for such Third PARTY Claim and related Losses, or (ii) in the event the INDEMNIFYING PARTY refuses or fails to assume the defense as required hereunder, in which case the Indemnifying PARTY shall not be relieved of liability under Article 16.1 or 16.2, as applicable, solely for such Third PARTY Claim and related Losses.

16.5	FIOCRUZ will not enter into any settlement of any THIRD PARTY CLAIM for which PROTALIX or any of its Affiliates, or any of their respective directors, officers, shareholders, representatives, agents, successors, assigns, licensors or employees is entitled to indemnification hereunder involving PROTALIX TECHNOLOGY, PROTALIX PATENT RIGHTS, CONFIDENTIAL INFORMATION of PROTALIX, PRODUCT MARKS, COMPOUND, Drug Substance, PRODUCTS or SUPPLIED MATERIALS, without such Indemnified PARTY’s prior written consent. Without limiting the foregoing, FIOCRUZ shall not, without the written consent of the Indemnified PARTY (which consent shall not be unreasonably withheld), effect any settlement of any pending or threatened litigation in which the Indemnified PARTY has sought indemnification hereunder by FIOCRUZ, unless such settlement involves solely monetary damages and includes an unconditional release of the Indemnified PARTY from all liability on claims that are the subject matter of such litigation.

16.6	IN NO EVENT SHALL EITHER PARTY OR ANY OF ITS RESPECTIVE AFFILIATES BE LIABLE UNDER THIS AGREEMENT FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER IN CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE, INCLUDING LOSS OF PROFITS OR REVENUE, SUFFERED BY PROTALIX, FIOCRUZ OR ANY OF THEIR RESPECTIVE AFFILIATES. THE FOREGOING SENTENCE SHALL NOT LIMIT (A) THE OBLIGATIONS OF EITHER PARTY TO INDEMNIFY THE OTHER PARTY AS PROVIDED HEREUNDER, (B) ANY LIABILITIES RESULTING FROM A BREACH OF THE CONFIDENTIALITY OBLIGATIONS UNDER ARTICLE 11 OR FROM USE OF ANY INTELLECTUAL PROPERTY OTHER THAN IN ACCORDANCE WITH THE LICENSE GRANTED PURSUANT TO ARTICLE 4, OR (C) ANY PAYMENT OBLIGATIONS UNDER THIS AGREEMENT. EXCEPT FOR LOSSES TO THE EXTENT RESULTING FROM PROTALIX'S GROSS NEGLIGENCE, FRAUD OR WILLFUL MISCONDUCT, IN NO EVENT SHALL PROTALIX'S TOTAL LIABILITY TO FIOCRUZ ARISING IN CONNECTION WITH THE SUPPLY OF SUPPLIED MATERIALS PURSUANT TO SECTION 6 HEREOF EXCEED, ON A SUPPLIED MATERIAL-BY-SUPPLIED MATERIAL BASIS, THE TOTAL AMOUNT PAID BY FIOCRUZ FOR SUCH SUPPLIED MATERIAL.

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ARTICLE 17. WARRANTIES

17.1	Each PARTY hereby represents and warrants as of the EXECUTION DATE and the Effective Date that such PARTY has the requisite corporate power and authority to execute and deliver this AGREEMENT and to perform its obligations hereunder, and that the execution, delivery and performance of this AGREEMENT by such PARTY has been duly and validly authorized and approved by proper corporate action on the part of such PARTY, and such PARTY has taken all other action required by LAW, its certificate of incorporation, by-laws or other organizational documents, required to authorize such execution, delivery and performance. Assuming due authorization, execution and delivery on the part of the other PARTY, each PARTY represents and warrants as of the EFFECTIVE DATE that this AGREEMENT constitutes a legal, valid and binding obligation of such PARTY, enforceable against such PARTY in accordance with its terms.

17.2	FIOCRUZ hereby represents and warrants to PROTALIX as of the EXECUTION DATE and the EFFECTIVE DATE, and covenants to PROTALIX, as follows:

(a)	In connection with the COMPOUND, Drug Substance and ProductS Manufactured by, or under authority of, FIOCRUZ: (i) any FACILITY and all equipment, tooling and molds utilized in the Manufacture hereunder by FIOCRUZ shall be maintained in good operating condition and shall be maintained and operated in accordance with all applicable Brazilian Laws and GMP, (ii) the Manufacturing, COMMERCIALIZATION and storage operations, procedures and processes utilized by FIOCRUZ hereunder (including any Facility) shall be in full compliance with all applicable Brazilian Laws, including GMP and Brazilian health and safety Laws, (iii) FIOCRUZ shall hold all Permits required by any Governmental Authority for it to ManufacturE, COMMERCIALIZE and otherwise distribute the COMPOUND, Drug Substance and PRODUCTS in accordance with this AGREEMENT (subject to Article 5.1.5), and (iv) the PRODUCTS, or its containers, shall be marked by FIOCRUZ in accordance with the applicable patent marking LAWS.

(b)	The COMPOUND, Drug Substance and ProductS, as applicable, shall be Manufactured, COMMERCIALIZED, packaged, labeled, handled, stored and shipped by FIOCRUZ, in accordance with the SPECIFICATIONS and in compliance with all applicable Brazilian Laws and GMP, and in accordance with the PHARMACOVIGILANCE AGREEMENT and any other quality assurance requirements provided in writing to FIOCRUZ by PROTALIX, and this AGREEMENT.

(c)	FIOCRUZ shall not allow the introduction into the Drug SUBSTANCE or PRODUCTS of (i) any material that has not been used, handled or stored in accordance with the Specifications, all applicable Brazilian Laws, GMP, the PHARMACOVIGILANCE AGREEMENT, (ii) any material that would cause the Drug Substance or ProductS to be adulterated or misbranded within the meaning of any Brazilian Laws, and (iii) any defects in material and workmanship.

(d)	Each PARTY does not, to such PARTY's knowledge, currently employ and will not knowingly employ during the Term, and does not, to such PARTY's knowledge, use as a subcontractor and will not knowingly use as a subcontractor during the Term, and such subcontractors do not, to such PARTY's knowledge, currently employ and will not employ or engage during the Term, any Person that has been debarred or has otherwise been disqualified or suspended from performing scientific or clinical investigations or otherwise subjected to any restrictions or sanctions by the ANVISA or any other Governmental Authority or professional body with respect to the performance of scientific or clinical investigations, or any Person finally convicted of a criminal offense, with no existing rights to appeal such conviction, in relation to: (i) the development or approval (including the process for development or approval) of an abbreviated drug application, (ii) the development or approval of any drug product or otherwise relating to the regulation of any drug product, or (iii) bribery, payment of illegal gratuities, fraud, perjury, racketeering, blackmail, extortion, falsification or destruction of records or interference with, obstruction of an investigation into a prosecution of any criminal offense.

33

(e)	FIOCRUZ shall operate and maintain all equipment used at the Facilities in a safe manner and provide adequate employee training with respect thereto.

(f)	Each PARTY has not, to such PARTY's knowledge, and will not knowingly offer or pay, or authorize such offer or payment, of any money or anything of value or improperly seek to influence any Government Official in connection with this AGREEMENT. For purposes of this Article, a “GOVERNMENT OFFICIAL” is defined as and includes: (i) any elected or appointed government official (e.g., a member of a ministry of health); (ii) any employee or person acting for or on behalf of a government official, agency, or enterprise performing a governmental function; (iii) any political party, officer, employee, or person acting for or on behalf of a political party or candidate for public office; (iv) an employee or person acting for or on behalf of a public international organization; or (v) any person otherwise categorized as a Government Official under local law where “government” includes all levels and subdivisions of non-U.S. governments (i.e., local, regional, or national and administrative, legislative, or executive).

(g)	FIOCRUZ shall (i) not use, sell or distribute the PRODUCTS or any other product that contains the DRUG SUBSTANCE, for any purpose other than as set forth herein, (ii) use the SUPPLIED MATERIALS and PROTALIX TECHNOLOGY solely for the purpose of converting such SUPPLIED MATERIALS into the PRODUCTS for sale within the Territory in the Field, in accordance with this AGREEMENT, (iii) not source materials for inclusion in the PRODUCTS other than through PROTALIX, and (iv) not sell, distribute or use a Product if it does not conform with the SPECIFICATIONS.

17.3	PROTALIX hereby represents and warrants to FIOCRUZ that, to its knowledge, as of the EXECUTION DATE and the Effective Date:

(a)	The COMPOUND, DRUG SUBSTANCE, BULK PRODUCT, NAKED VIAL, CELL BANK and the FINISHED PACKAGED PRODUCT supplied by PROTALIX to FIOCRUZ hereunder is in full compliance with all applicable Brazilian Laws, including GMP and Brazilian health and safety Laws.

(b)	The PROTALIX PATENT RIGHTS, PROTALIX TECHNOLOGY, PRODUCT MARKS or CONFIDENTIAL INFORMATION does not infringe any THIRD PARTY rights.

17.4	PROTALIX hereby covenants to FIOCRUZ that the COMPOUND, DRUG SUBSTANCE, BULK PRODUCT, NAKED VIAL, CELL BANK and the FINISHED PACKAGED PRODUCT supplied by PROTALIX to FIOCRUZ hereunder shall be in full compliance with GMP.

17.5	Disclaimer of Warranty. EXCEPT AS OTHERWISE EXPRESSLY STATED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND WITH RESPECT TO THE COMPOUND, DRUG SUBSTANCE, THE PRODUCT, PROTALIX PATENT RIGHTS, PROTALIX TECHNOLOGY, PRODUCT MARKS OR CONFIDENTIAL INFORMATION. EXCEPT AS OTHERWISE EXPRESSLY STATED IN THIS AGREEMENT, EACH PARTY EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT.

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ARTICLE 18. PHARMACOVIGILANCE AGREEMENT/QUALITY AGREEMENT

18.1	The PARTIES agree to comply with the terms and conditions of the Pharmacovigilance Agreement set forth as Appendix VIII.

18.2	The PARTIES agree in good faith to establish mutually agreeable quality guidelines following the EXECUTION DATE and prior to distribution of PRODUCT by FIOCRUZ, which shall cover, amongst other matters, delivery and storage of PRODUCT by FIOCRUZ. The PARTIES agree to comply with such quality guidelines during the TERM.

ARTICLE 19. APPROVALS

19.1	Except where expressly stated otherwise herein, all approvals and consent rights of a PARTY under this AGREEMENT shall be in such PARTY’s sole and absolute but good faith discretion. Any approval or consent may be subject to such conditions as such PARTY deems appropriate or be granted on a “test” or temporary basis, in each case to the extent identified to the PARTY requesting such approval or consent. If a PARTY does not grant any required approval or consent within ten (10) business Days of any submission or request for approval or consent, such submission or request shall be deemed to be disapproved.

ARTICLE 20. MISCELLANEOUS

20.1	Force Majeure. Neither PARTY shall be liable to the other PARTY for any losses or damages attributable to a default under or breach of this AGREEMENT that is the result of war (whether declared or undeclared), acts of God, revolution, acts of terror, fire, earthquake, flood, pestilence, riot, enactment or change of LAW (following the EXECUTION Date) making performance of this AGREEMENT by such PARTY impossible, accident(s), labor trouble, shortage of or inability to obtain material equipment or transport or any other cause beyond the reasonable control of such PARTY (each, a “FORCE MAJEURE EVENT”); provided that if such a cause occurs, then the PARTY affected will promptly notify the other PARTY of the nature and likely result and duration (if known) of such cause and use its commercially reasonable efforts to avoid or remove such causes of nonperformance as soon as is reasonably practicable. Upon termination of the Force Majeure Event, the performance of any suspended obligation or duty shall promptly recommence. If the event lasts for a period of longer than one (1) month, the PARTIES shall meet and work diligently to implement appropriate remedial measures. Notwithstanding anything to the contrary herein, despite the existence of any such Force Majeure Event affecting FIOCRUZ's ability to pay all monies due hereunder for PRODUCTS delivered or services or licenses provided hereunder, FIOCRUZ shall pay any such amounts immediately upon the termination of such FORCE MAJEURE EVENT without penalty for any such delay during the continuance of the FORCE MAJEURE EVENT, in accordance with the terms hereof.

20.2	Severability. If and solely to the extent that any provision of this AGREEMENT shall be invalid or unenforceable, such offending provision shall be of no effect and shall not affect the enforceability or validity of the remainder of this AGREEMENT or any of its provisions; provided, however, the PARTIES shall use their respective reasonable efforts to mutually agree to replace the invalid provisions in a manner that best accomplishes the original intentions of the PARTIES.

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20.3	Waivers. Any term or condition of this AGREEMENT may be waived at any time by the PARTY that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the PARTY waiving such term or condition. Neither the waiver by any PARTY of any term or condition of this AGREEMENT nor the failure on the part of any PARTY, in one or more instances, to enforce any of the provisions of this AGREEMENT or to exercise any right or privilege, shall be deemed or construed to be a waiver of such term or condition for any similar instance in the future or of any subsequent breach hereof. All rights, remedies, undertakings, obligations and agreements contained in this AGREEMENT shall be cumulative and none of them shall be a limitation of any other remedy, right, undertaking, obligation or agreement.

20.4	Entire Agreement; Amendments. This AGREEMENT (together with any agreements between the PARTIES expressly contemplated to be entered into by this AGREEMENT) sets forth the entire agreement and understanding between the PARTIES as to the subject matter hereof and supersedes all agreements or understandings, verbal or written, made between FIOCRUZ and PROTALIX before the EXECUTION DATE with respect to the subject matter hereof. All Confidential Information disclosed between FIOCRUZ and PROTALIX prior to the Effective Date will be deemed to have been disclosed pursuant to and under this AGREEMENT. None of the terms of this AGREEMENT shall be amended, supplemented or modified except in writing signed by the PARTIES.

20.5	Survival. The provisions of Articles 1, 4.3, 4.6, 4.7, 8.6, 9 (for any payment obligations incurred during the TERM until the date of termination), 10, 11, 12.6, 12.7, 13, 14, 15, 16, 17, 19 and 20, as well as (i) any other Articles, Exhibits, Schedules or Appendices or defined terms referred to in such Articles necessary to give them effect and (ii) any other provision that by its terms expressly survives termination of this AGREEMENT, shall survive termination of this AGREEMENT and remain in force until discharged in full. Furthermore, any other provisions required to interpret and enforce the PARTIES’ rights and obligations or to wind up their outstanding obligations under this AGREEMENT shall survive to the extent required, including any payment obligations incurred during the Term or pursuant to any surviving Article.

20.6	Assignment; Binding Effect. Neither this AGREEMENT nor any rights or obligations of FIOCRUZ in, to or under this AGREEMENT may be assigned or otherwise transferred by FIOCRUZ without the prior written consent of PROTALIX. For purposes of this AGREEMENT, an “assignment” includes any change of control of FIOCRUZ (as such term is defined in the definition of AFFILIATES) or assignment by operation of LAW. PROTALIX may assign this AGREEMENT or any of its rights or obligations hereunder, in whole or in part, with the prior consent of FIOCRUZ (such consent not to be unreasonably withheld or delayed); provided that, for the avoidance of doubt, no such consent of FIOCRUZ shall be required for an assignment in connection with a change of control (as such term is defined in the definition of AFFILIATES), merger or reorganization of PROTALIX or any of its AFFILIATES, or a sale or other transfer by PROTALIX or any of its AFFILIATES of all or substantially all of the assets or business to which this AGREEMENT relates. Subject to the foregoing, this AGREEMENT shall be binding upon and inure to the benefit of the PARTIES and their successors, respective heirs, and legal representatives. Any purported assignment in violation of this Article 20.6 shall be void ab initio. Any permitted assignee shall assume all obligations of its assignor under this AGREEMENT. Notwithstanding the foregoing, should Bio-Manguinhos become a company controlled by FIOCRUZ (Empresa Brasileira de Biotecnologia em Saúde - Bio-Manguinhos), both parties consent that this agreement may be transferred to such company at FIOCRUZ's sole discretion without Protalix written consent.

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20.7	Independent Contractor. The relationship between the PARTIES is that of independent contractors. The PARTIES are not joint venturers, partners, principal and agent, employer and employee, and have no other relationship other than independent contracting parties. Neither PARTY has the authorization or right hereunder to make any representations, enter into any agreements or assume any other obligations on behalf of the other PARTY.

20.8	Publicity. FIOCRUZ shall not make (and shall cause its Affiliates not to make) any press release or public statement (written or oral) concerning the terms of, or events related to, this AGREEMENT or concerning PROTALIX, the PRODUCT, COMPOUND, DRUG SUBSTANCE, SUPPLIED MATERIALS, or PROTALIX TECHNOLOGY, without the prior written approval of PROTALIX, except where such statement is required by Brazilian LAW. In the case of any press release or public statement (written or oral) that is required by Brazilian LAW, FIOCRUZ shall use all reasonable efforts to give PROTALIX sufficient advance notice of the text of any such public statement, so that PROTALIX will have the opportunity to comment upon the statement, and give due consideration to any of PROTALIX's comments on such text.

20.9	Notices. All notices, consents, approvals, requests or other communications required hereunder given by one PARTY to the other hereunder shall be in writing and made by registered or certified air mail, facsimile, express overnight courier or delivered personally to the following addresses of the respective PARTIES:

If to PROTALIX:	Protalix Ltd.
2 Snunit Street
Science Park
P.O.B 455
Carmiel 20100, Israel
Attention: Chief Executive Officer
Facsimile: 972-4-988-9489

If to FIOCRUZ:	Fiocruz
Bio-Manguinhos
Pavilhão Rocha Lima – 6 andar
Avenida Brasil, 4365, Manguinhos
Rio de Janeiro, CEP: 21040-360
Brazil
Attention: Bio-Manguinhos Director
Facsimile: + 55 21 3882-7176

Notices hereunder shall be deemed to be effective (a) upon receipt if personally delivered, (b) on the tenth (10th) Business Day following the date of mailing if sent by registered or certified air mail and (c) on the first (1st) Business Day following the date of transmission or delivery to the overnight courier if sent by facsimile or overnight courier. A PARTY may change its address listed above by sending notice to the other PARTY in accordance with this Article 20.9.

20.10	Third Party Beneficiaries. Except for the rights of PERSONS not a PARTY to this AGREEMENT to indemnification pursuant to Article 16 (which is intended to benefit such PERSONS), none of the provisions of this AGREEMENT shall be for the benefit of or enforceable by any Third PARTY, including any creditor of any PARTY. No Third PARTY shall obtain any right under any provision of this AGREEMENT or shall by reason of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against any PARTY.

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20.11	Subcontractors. FIOCRUZ shall not use any subcontractors to perform its obligations or exercise its rights hereunder, without the prior written consent of PROTALIX. PROTALIX may use one or more of its Affiliates or any reasonably able Third PARTIES to exercise its rights or perform its obligations hereunder (including each other). Despite any such subcontracting the PARTIES shall remain liable hereunder for the performance of all of its obligations hereunder (including the payment of any amounts due hereunder).

20.12	Headings. Headings in this AGREEMENT are included herein for ease of reference only and shall have no legal effect.

20.13	Language. This AGREEMENT has been prepared in the English language and has been translated into the Portuguese language and the Portuguese language version shall control all questions of interpretation and performance hereof. If there is any difference in meaning between any portion of the English version and any other version, the Portuguese version shall prevail. Unless otherwise specifically required by Brazilian LAW or by written agreement of the PARTIES or as otherwise provided herein, all notices and other communications required or permitted under this AGREEMENT shall be made in the English language.

[Signature Page Follows]

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IN WITNESS WHEREOF the PARTIES hereto have caused this AGREEMENT to be executed by their duly authorized officers upon the date set out below.

Fundação Oswaldo Cruz
(on behalf of itself and the Immunobiological
Technology Institute (Bio-Manguinhos))

By:	/s/ Paulo Gadelha

Name:	Paulo Gadelha
Title:	President

Date:

Protalix Ltd.

By:	/s/ David Aviezer

Name:	David Aviezer
Title:	President and CEO

Date:

[Signature Page to Technology Transfer and Supply Agreement]

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APPENDIX I

PROTALIX TECHNOLOGY (INCLUDING SPECIFICATIONS)

[***]

[Appendix I]

APPENDIX II

TECHNOLOGY TRANSFER

[***]

[Appendix II]

APPENDIX III

FORM OF ACCEPTANCE CERTIFICATE

ACCEPTANCE CERTIFICATE

[DATE]

RE: Completion of Technology Transfer Stage [#]

Reference is hereby made to the Technology Transfer Agreement by and between PROTALIX LTD., a limited liability company incorporated under the laws of Israel with offices located at 2 Snunit Street, Science Park, P.O.B 455, Carmiel 20100, Israel (“Protalix”) and FUNDAÇÃO OSWALDO CRUZ, an agency of the Brazilian Ministry of Health organized under the laws of Brazil, including its manufacturing unit “BIO-MANGUINHOS”, with registered offices at Avenida Brasil, 4365, Manguinhos, Rio de Janeiro, RJ, Cep 21045-900, Brazil, CGC NI 33.781.055/0001-35 (the “Agreement”). All capitalized terms contained herein shall have the meaning ascribed to such terms in the Agreement. Pursuant to the Agreement, PROTALIX and FIOCRUZ hereby acknowledge and agree that (i) the COMPLETION REQUIREMENTS of STAGE [X] of the TECHNOLOGY TRANSFER have been achieved, (ii) PROTALIX has fulfilled its obligations with respect to STAGE [X], including the TECHNOLOGY TRANSFER, supply of the SUPPLIED MATERIALS, and any technical assistance and training for such STAGE, and (iii) STAGE [X] is now complete and the Parties can proceed to STAGE [X+1].

PROTALIX LTD.	FUNDAÇÃO OSWALDO CRUZ

By:	By:
Print Name:	Print Name:
Date:	Date:

[Appendix III]

APPENDIX IV – PURCHASE ORDER

[***]

[Appendix IV]

APPENDIX V

PFIZER APPROVAL

To

Agência Nacional de Vigilância Sanitária (ANVISA/MS)

DECLARATION OF IMPORT AUTHORIZATION

BY LEGAL ENTITY WHICH DOES NOT HOLD REGULARIZATION BEFORE ANVISA

(Legal Basis: RDC Nº 81/08 – CHAPTER VII – ITEM 7B)

REFERENCE: Import License/IL nº _____/_________________-________

The company Laboratórios PFIZER Ltda., with (address), duly regularized before ANVISA – Agência Nacional de Vigilância Sanitária under Nº ___________, represented by its Legal Representative ______________________________ and Legal Responsible ______________________________, and by its Technical Responsible _______________________________, undersigned, grants authorization to import, directly from its supplier Protalix Ltd., the product indicated below, and which holds the regularization document before Ministério da Saúde/Agência Nacional de Vigilância Sanitária.

Authorized Importer:	Fiocruz – Instituto de Tecnologia em Imunobiológicos, Bio-Manguinhos CNPJ nº 33.781.055/0015-30

Description of the health product:	Registration nº at ANVISA	Term
____________________________________	_________________________	________________

In compliance with the determination of RDC nº 81/08, we authorize exclusively the importer mentioned above to use the abovementioned register, and, therefore, its transfer is prohibited.

We expressly assume the commitment to and compliance with the standards and procedures of health legislation, as well as the science of the penalties to which we will be subject, pursuant to Law No. 6437, August 1977.

Legal Representative: ___________________

Legal Responsible:___________________

Technical Responsible: ___________________

Valid for 90 days from issuance

Rio de Janeiro, __________________________.

Legal Representative	Legal Responsible

_____________________________

Technical Responsible

[Appendix V]

APPENDIX VI - LETTER OF CREDIT

[***]

[Appendix VI]

APPENDIX VII

ACCOUNT INFORMATION

[***]

[Appendix VII]

APPENDIX VIII

PHARMACOVIGILANCE AGREEMENT

[***]

[Appendix VIII]

EXHIBIT A

AMINO ACID SEQUENCE FOR DRUG SUBSTANCE

	EFARPCIPKS	FGYSSVVCVC	NATYCDSFDP	PTFPALGTFS	RYESTRSGRR	MELSMGPIQA
61	NHTGTGLLLT	LQPEQKFQKV	KGFGGAMTDA	AALNILALSP	PAQNLLLKSY	FSEEGIGYNI
121	IRVPMASCDF	SIRTYTYADT	PDDFQLHNFS	LPEEDTKLKI	PLIHRALQLA	QRPVSLLASP
181	WTSPTWLKTN	GAVNGKGSLK	GQPGDIYHQT	WARYFVKFLD	AYAEHKLQFW	AVTAENEPSA
241	GLLSGYPFQC	LGFTPEHQRD	FIARDLGPTL	ANSTHHNVRL	LMLDDQRLLL	PHWAKVVLTD
301	PEAAKYVHGI	AVHWYLDFLA	PAKATLGETH	RLFPNTMLFA	SEACVGSKFW	EQSVRLGSWD
361	RGMQYSHSII	TNLLYHVVGW	TDWNLALNPE	GGPNWVRNFV	DSPIIVDITK	DTFYKQPMFY
421	HLGHFSKFIP	EGSQRVGLVA	SQKNDLDAVA	LMHPDGSAVV	VVLNRSSKDV	PLTIKDPAVG
481	FLETISPGYS	IHTYLWHRQD	LLVDTM

[Exhibit A]

EXHIBIT B

PROTALIX PATENT SCHEDULE

[***]

EXHIBIT C

APPLICABLE TAXES AND FEES

A [***]% tax will be withheld from payments for services made by FIOCRUZ pursuant to Section 7.4.5.

There are no withholding or other taxes applicable to any payments required to be made by FIOCRUZ under this AGREEMENT, including those made for the purchase of PRODUCTS during each STAGE of the TECHNOLOGY TRANSFER.